                               AGREEMENT OF PURCHASE AND SALE



                               Dated as of December 20, 1994

                                       by and between

                                     MERCK & CO., INC.

                                            and

                                   THE NUTRASWEET COMPANY

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
ARTICLE I       DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 1

   1.01.     Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II      TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . 9

   2.01.     Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . 9
   2.02.     Assumed Liabilities.. . . . . . . . . . . . . . . . . . . . . .12
   2.03.     The Closing.. . . . . . . . . . . . . . . . . . . . . . . . . .16
   2.04.     Purchase Price and Payment. . . . . . . . . . . . . . . . . . .16
   2.05.     Purchase Price Adjustment.. . . . . . . . . . . . . . . . . . .16
   2.06.     Purchase Price Allocation . . . . . . . . . . . . . . . . . . .19

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF MERCK. . . . . . . . . . .19

   3.01.     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .19
   3.02.     Organization. . . . . . . . . . . . . . . . . . . . . . . . . .20
   3.03.     Financial Statements. . . . . . . . . . . . . . . . . . . . . .20
   3.04.     Absence of Certain Changes or Events. . . . . . . . . . . . . .20
   3.05.     Title to and Condition of Assets. . . . . . . . . . . . . . . .21
   3.06.     Real Property.. . . . . . . . . . . . . . . . . . . . . . . . .21
   3.07.     Patents, Trademarks, Etc. . . . . . . . . . . . . . . . . . . .22
   3.08.     Commitments.. . . . . . . . . . . . . . . . . . . . . . . . . .23
   3.09.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .23
   3.10.     Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .24
   3.11.     Corporate Power and Authority; Effect of Agreement. . . . . . .24
   3.12.     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .24
   3.13.     Governmental and Third Party Consents.. . . . . . . . . . . . .25
   3.14.     Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   3.15.     Undisclosed Liabilities.. . . . . . . . . . . . . . . . . . . .26
   3.16.     Labor Matters.. . . . . . . . . . . . . . . . . . . . . . . . .26
   3.17.     Environmental Matters.. . . . . . . . . . . . . . . . . . . . .27
   3.18.     Finders.. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
   3.19.     Affiliated Transactions.. . . . . . . . . . . . . . . . . . . .28
   3.20.     Conveyance of Assets. . . . . . . . . . . . . . . . . . . . . .28
   3.21.     Disclaimers.. . . . . . . . . . . . . . . . . . . . . . . . . .28
   3.22.     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .28

                                    i

                                                                          Page
                                                                          ----
   3.23.     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .28
   3.24.     Kelco Oil Field Group.. . . . . . . . . . . . . . . . . . . . .28

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . .29

   4.01.     Organization. . . . . . . . . . . . . . . . . . . . . . . . . .29
   4.02.     Corporate Power and Authority; Effect of Agreement. . . . . . .29
   4.03.     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
   4.04.     Availability of Funds.. . . . . . . . . . . . . . . . . . . . .30
   4.05.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .30
   4.06.     Purchase for Investment.. . . . . . . . . . . . . . . . . . . .30
   4.07.     Finders.. . . . . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE V    COVENANTS OF MERCK. . . . . . . . . . . . . . . . . . . . . . .30

   5.01.     Cooperation by Sellers. . . . . . . . . . . . . . . . . . . . .30
   5.02.     Conduct of Business.. . . . . . . . . . . . . . . . . . . . . .31
   5.03.     Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
   5.04.     No Solicitation of Transactions.. . . . . . . . . . . . . . . .32
   5.05.     Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . .33
   5.06.     Books and Records; Personnel. . . . . . . . . . . . . . . . . .33
   5.07.     Further Assurances. . . . . . . . . . . . . . . . . . . . . . .34
   5.08.     Real Estate Matters.. . . . . . . . . . . . . . . . . . . . . .34
   5.09.     Kelco Oil Field Group Inc.. . . . . . . . . . . . . . . . . . .36
   5.10.     Certain Technology. . . . . . . . . . . . . . . . . . . . . . .36
   5.11.     Danville Phase II.. . . . . . . . . . . . . . . . . . . . . . .36

ARTICLE VI      COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . .36

   6.01.     Cooperation by Buyer. . . . . . . . . . . . . . . . . . . . . .36
   6.02.     Books and Records; Personnel. . . . . . . . . . . . . . . . . .37
   6.03.     Bonds.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
   6.04.     Further Assurances. . . . . . . . . . . . . . . . . . . . . . .38


ARTICLE VII     ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . .38

   7.01.     Excluded Assets of the Subsidiaries.. . . . . . . . . . . . . .38
   7.02.     Ancillary Agreements. . . . . . . . . . . . . . . . . . . . . .38
   7.03.     Covenant Not to Compete.. . . . . . . . . . . . . . . . . . . .40
   7.04.     Intercompany and Intracompany Accounts. . . . . . . . . . . . .40
   7.05.     Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
   7.06.     Agreement with Bristol-Myers Squibb Company.. . . . . . . . . .48
   7.07.     Secrecy Agreements. . . . . . . . . . . . . . . . . . . . . . .48

                                    ii

                                                                          Page
                                                                          ----
   7.08.     Foreign Approvals.. . . . . . . . . . . . . . . . . . . . . . .48

ARTICLE VIII        CONDITIONS TO BUYER'S OBLIGATIONS. . . . . . . . . . . .48

   8.01.     Representations, Warranties and Covenants of Merck. . . . . . .48
   8.02.     No Prohibition. . . . . . . . . . . . . . . . . . . . . . . . .49
   8.03.     Governmental Consents.. . . . . . . . . . . . . . . . . . . . .49
   8.04.     Documents.. . . . . . . . . . . . . . . . . . . . . . . . . . .49
   8.05.     Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .49

ARTICLE IX      CONDITIONS TO SELLERS' OBLIGATIONS . . . . . . . . . . . . .49

   9.01.     Representations, Warranties and Covenants of Buyer. . . . . . .49
   9.02.     No Prohibition. . . . . . . . . . . . . . . . . . . . . . . . .50
   9.03.     Governmental Consents.. . . . . . . . . . . . . . . . . . . . .50
   9.04.     Documents.. . . . . . . . . . . . . . . . . . . . . . . . . . .50
   9.05.     Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .50

ARTICLE X    EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS . . . . . . . . .50

   10.01.    Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . .50
   10.02.    Employment. . . . . . . . . . . . . . . . . . . . . . . . . . .51
   10.03.    Pension Plans.. . . . . . . . . . . . . . . . . . . . . . . . .52
   10.04.    Severance.. . . . . . . . . . . . . . . . . . . . . . . . . . .52
   10.05.    Other Benefit Plans.. . . . . . . . . . . . . . . . . . . . . .52
   10.06.    Vacation. . . . . . . . . . . . . . . . . . . . . . . . . . . .53
   10.07.    Foreign Employees.. . . . . . . . . . . . . . . . . . . . . . .53
   10.08.    Post-Retirement Health and Life Insurance Benefits. . . . . . .54
   10.09.    Foreign Pension Plans.. . . . . . . . . . . . . . . . . . . . .54

ARTICLE XI      TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . .54

   11.01.    Termination.. . . . . . . . . . . . . . . . . . . . . . . . . .54
   11.02.    Effect on Obligations.. . . . . . . . . . . . . . . . . . . . .55

ARTICLE XII     INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .55

   12.01.    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .55
   12.02.    Indemnification by Merck. . . . . . . . . . . . . . . . . . . .56
   12.03.    Indemnification by Buyer. . . . . . . . . . . . . . . . . . . .56
   12.04.    Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
   12.05.    Limitations on Indemnification. . . . . . . . . . . . . . . . .58
   12.06.    Tax Benefits and Costs. . . . . . . . . . . . . . . . . . . . .59
   12.07.    Environmental Matters.. . . . . . . . . . . . . . . . . . . . .59

                                    iii

                                                                          Page
                                                                          ----
ARTICLE XIII        MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .60

   13.01.    Interpretive Provisions.. . . . . . . . . . . . . . . . . . . .60
   13.02.    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .61
   13.03.    Successors and Assigns. . . . . . . . . . . . . . . . . . . . .61
   13.04.    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .61
   13.05.    Modification and Waiver.. . . . . . . . . . . . . . . . . . . .61
   13.06.    Bulk Transfer Laws. . . . . . . . . . . . . . . . . . . . . . .61
   13.07.    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .61
   13.08.    Third Party Beneficiaries.. . . . . . . . . . . . . . . . . . .62
   13.09.    Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . .62
   13.10.    Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . .62
   13.11.    Public Announcements. . . . . . . . . . . . . . . . . . . . . .63
   13.12.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .64

EXHIBITS

   Exhibit 2.05(c)  -  Current Assets
   Exhibit 2.05(c)  -  Current Liabilities
   Exhibit 7.02(a)  -  Contract Manufacturing Agreement
   Exhibit 7.02(b)  -  Gelrite Supply Agreement
   Exhibit 7.02(d)  -  Lovastatin Supply Agreement
   Exhibit 7.03  -  Restricted Employees

SCHEDULES

   Schedule 1  -  Sellers
   Schedule 2  -  Subsidiaries
   Schedule 1.01(b)  -  Employees with Knowledge
   Schedule 2.01(b)(vi)  -  Excluded Assets of the Subsidiaries
   Schedule 2.01(b)(xiii)  -  Certain Excluded Assets
   Schedule 2.02(d)(ii)  -  Certain Retained Liabilities
   Schedule 3.01  -  Capital Stock of Subsidiaries; Equity Interests of
                     Subsidiaries
   Schedule 3.03, Part 1  -  Financial Statements
   Schedule 3.03, Part 2  -  Liabilities not on Balance Sheet
   Schedule 3.03, Part 3  -  Receivables Not in Ordinary Course of Business
   Schedule 3.04  -  Changes to Kelco Business since September 30, 1994
   Schedule 3.05  -  Encumbrances
   Schedule 3.06  -  Real Properties
   Schedule 3.07  -  Proprietary Rights
   Schedule 3.08  -  Commitments
   Schedule 3.09  -  Litigation
   Schedule 3.10  -  Compliance with Law; Permits
   Schedule 3.12  -  Company Benefits Plans and Benefit Arrangements
   Schedule 3.13  -  Government Consents
   Schedule 3.14  -  Taxes
   Schedule 3.15  -  Undisclosed Liabilities
   Schedule 3.16  -  Collective Bargaining Agreements, Employment Agreements
                     and list of Employees
   Schedule 3.17  -  Environmental Matters
   Schedule 3.19  -  Affiliated Transactions
   Schedule 3.20  -  Assets used by Kelco Business which are not included in the Assets
   Schedule 5.11  -  Description of Danville Phase II Programs
   Schedule 6.03  -  Bonds

                     AGREEMENT OF PURCHASE AND SALE
                     ------------------------------

             This Agreement, dated as of this 20th day of December, 1994, by and between Merck & Co., Inc., a New Jersey corporation
("Merck"), and The Nutrasweet Company, a Delaware corporation
("Buyer");

                          W I T N E S S E T H:
                          - - - - - - - - - -

             WHEREAS, Merck and certain of its Affiliates listed in
Schedule 1 (collectively, "Sellers") desire to sell to Buyer, and Buyer and certain of its Affiliates desire to buy from Sellers, substantially all of the assets, properties and businesses comprising Seller's worldwide hydrocolloid specialty chemical business, and Seller's nutraceutical and biomedical business which is conducted through the Kelco Business, including without limitation such business as is conducted in the United States through Merck's Kelco Division and certain Subsidiaries of Merck listed on Schedule 2, in Japan through MSD (Japan) Co. Ltd., in Australia through Merck Sharp & Dohme (Australia) Pty Ltd., in Russia through MSD IDEA, Inc., and elsewhere in the world through certain Subsidiaries of Merck listed in Schedule 2 (the "Kelco Business");

             NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

                             ARTICLE I

                            DEFINITIONS
                            -----------

             1.01.   Certain Defined Terms.
                     ---------------------

  As used in this Agreement, the following terms have the following meanings:

             "Acquired Business" has the meaning given it in
              -----------------
Section 7.03(a).

             "Affiliate" means a person that, directly or
              ---------
indirectly, controls, or is controlled by, or is under common control with, another person.

             "Agreement" means this Agreement as executed on the
              ---------
date hereof and as amended or supplemented in accordance with the terms hereof.

             "Ancillary Document" has the meaning given it in
              ------------------
Section 12.01.

             "Assets" has the meaning given it in Section 2.01(a).
              ------

             "Assumed Liabilities" has the meaning given it in
              -------------------
Section 2.02(a).

             "Balance Sheet" means the unaudited special purpose pro
              -------------
forma combined balance sheet of the Kelco Business as of September 30, 1994.

             "Bakersfield Property" has the meaning given it in
              --------------------
Section 2.01(b).

             "Benefit Arrangements" has the meaning given it in
              --------------------
Section 10.01.

             "Bonds" means, collectively, replacement (or, if the
              -----
beneficiary thereof will not permit replacement, back-up) performance bonds, payment bonds, bid bonds and similar instruments.

             "Bonus Plans" has the meaning given it in Section
              -----------
2.02(d)(iv).

             "Books and Records" means the books and records of
              -----------------
Sellers or of the Subsidiaries relating to periods prior to the Closing.

             "Buyer" has the meaning given it in the first paragraph
              -----
of this Agreement.

             "Buyer Disclosure Schedule" means the disclosure
              -------------------------
schedule relating to Buyer, if any.

             "Buyer's Certificate" means a certificate of Buyer,
              -------------------
dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the conditions set forth in
Section 9.0l.

             "Claim Rights" means, collectively, all causes of
              ------------
action, judgments, claims, deposits, prepayments, refunds, choses in action, rights of recovery or set off, indemnity rights or other rights (including rights arising under express or implied warranties) relating to the Assets or the Kelco Business.

             "Closing" means the closing of the transactions
              -------
contemplated hereby.

             "Closing Date" has the meaning given it in Section 2.03.
              ------------

             "Closing Working Capital" means (x) the sum of all
              -----------------------
Current Assets less (y) the sum of all Current Liabilities, in each case as of the Closing Date.

             "Code" means the Internal Revenue Code of 1986, as
              ---
amended.

             "Commitments" means, collectively, all contracts and
              -----------
agreements, whether written or oral (including any and all amendments thereto), to which the Kelco Business is a party or by which it is bound (excluding purchase orders and sales orders in the ordinary course of business).

             "Company Benefit Plans" has the meaning given it in
              ---------------------
Section 10.01.

             "Competing Operations"  has the meaning given it in
              --------------------
Section 7.03(a).

             "Confidentiality Agreement" means the letter agreement
              -------------------------
between Buyer and J.P. Morgan Securities Inc. dated September 27,
1994, relating to the possible sale of the Kelco Business.

             "Current Assets" has the meaning given it in
              --------------
Section 2.05(b).

             "Current Liabilities" has the meaning given it in
              -------------------
Section 2.05(b).

             "CVL Business" means the comprehensive patient skin
              ------------
care and infection-control business carried out by Calgon Vestal
Laboratories, Inc. and its affiliates.

             "Danville Option" has the meaning given it in Section 7.02.
              ---------------

             "Determination" means a "determination" as defined by
              -------------
Section 1313(a) of the Code.

             "Disclosure Schedule" means the disclosure schedule
              -------------------
dated as of the date of this Agreement delivered to Buyer by Merck in connection with this Agreement.

             "Disputed Items" has the meaning given it in
              --------------
Section 2.05(c).

             "Employees" has the meaning given it in Section 10.01.
              ---------

             "Encumbrances" means liens, charges, claims, security
              ------------
interests or other encumbrances.

             "Environmental Laws" means all federal, state, local
              ------------------
and foreign statutes, laws, rules, regulations and ordinances, and all applicable judicial and administrative orders and decrees, relating to Environmental Matters, and all common law providing for any remedy or right of recovery with respect to any Environmental Matters.

             "Environmental Matters" means any matter arising out of
              ---------------------
or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Materials.

             "Environmental Permits" means all Permits required
              ---------------------
pursuant to applicable Environmental Laws currently in effect for the occupation of any of the properties of, or the operation of, the Kelco Business.

             "Excluded Assets" has the meaning given it in Section 2.01(b).
              ---------------

             "Final Closing Working Capital" has the meaning given
              -----------------------------
it in Section 2.05(e).

             "Final Closing Working Capital Schedule" means the
              --------------------------------------
schedule as determined in accordance with Section 2.05(c) or (d), as the case may be.

             "Final FASB No. 106 Accrual" has the meaning given it
              --------------------------
in Section 2.05(b).

             "Financial Statements" has the meaning given it in
              --------------------
Section 3.03.

             "Foreign Benefit Plans" has the meaning given it in
              ---------------------
Section 10.01.

             "Foreign Employees" has the meaning given it in Section 10.07.
              -----------------

             "French Pension Plan" has the meaning given it in
              -------------------
Section 2.01(b)(viii).

             "GAAP" means generally accepted accounting principles
              ----
in the United States.

             "German Pension Plan" has the meaning given it in
              -------------------
Section 2.01(b)(viii).

             "Government Antitrust Authority" has the meaning given
              ------------------------------
it in Section 6.01.

             "Governmental Authority" means any government, any
              ----------------------
governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

             "Hazardous Materials" means, collectively, any material
              -------------------
defined as, or considered to be, a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Law including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601
et. seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.).

             "HSR Act" means the Hart-Scott-Rodino Antitrust
              -------
Improvements Act of 1976, as amended.

             "Income Taxes" means federal, state, local or foreign
              ------------
income or franchise taxes or other taxes measured in whole or in part by income together with any interest or penalties or additions to tax imposed with respect thereto.

             "Indemnified Party" has the meaning given it in
              -----------------
Section 12.04.

             "Indemnifying Party" has the meaning given it in
              ------------------
Section 12.04.

             "Inventory" means, collectively, all raw materials,
              ---------
inventories, including inventories of work in process and inventories held by customers on a consignment basis or by toll manufacturers, stores and supplies of the Kelco Business.

             "IRS" means the Internal Revenue Service.
              ---

             "Kelco Business" has the meaning given it in the
              --------------
recital to this Agreement.

             "Kelco Business Intracompany Accounts" means all
              ------------------------------------
intercompany claims and accounts among and between business units of the Kelco Business outstanding at the Closing that are claims and obligations of one business unit of the Kelco Business against another business unit of the Kelco Business.

             "Kelco Oil Field Group" means Kelco Oil Field Group
              ---------------------
Inc., a Delaware corporation.

             "Knowledge" in any given context means with respect to
              ---------
Sellers, the actual knowledge of the individuals set forth on
Schedule 1.01(b), in each case after reasonable investigation, unless otherwise expressly specified.

             "Lease" means each lease, sublease or license of Leased
              -----
U.S. Real Property or Leased Foreign Real Property.

             "Leased Foreign Real Property" means, collectively, all
              ----------------------------
real property located outside the United States leased, subleased or licensed by the Kelco Business as set forth in the Disclosure
Schedule.

             "Leased U.S. Real Property" means, collectively, all
              -------------------------
real property located within the United States, leased, subleased or licensed by the Kelco Business as set forth in the Disclosure Schedule.

             "Litigation" means any suit, action or proceeding in
              ----------
any court or before any governmental authority.

             "Loss" or "Losses" shall mean each and all of the
              ----      ------
following items to the extent actually incurred: claims, losses, liabilities, damages, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith (including, without limitation, interest which is imposed in connection therewith, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel). Losses shall exclude any and all consequential, punitive, exemplary and duplicative damages.

             "Material Adverse Effect" means a material adverse
              -----------------------
effect on the assets, financial condition, operating results or business of the Kelco Business taken as a whole, except for any changes in general economic, regulatory or political conditions or changes that affect the industry in which the Kelco Business operates generally.

             "Merck" means Merck & Co., Inc., a New Jersey
              -----
corporation.

             "Non-Compete Covenant" means the covenants and
              --------------------
agreements contained in Section 7.03.

             "Other Taxes" means all Taxes which are not Income Taxes.
              -----------

             "Owned Foreign Real Property" means all of the real
              ---------------------------
property located outside of the United States owned by the Kelco
Business as set forth in the Disclosure Schedule.

             "Owned U.S. Real Property" means all of the real
              ------------------------
property located in the United States, excluding any such property located in Bakersfield, California, owned by the Kelco
Business as set forth in the Disclosure Schedule.

             "Pension Plans" has the meaning given it in Section 10.03.
              -------------

             "Permits" means, collectively, all franchises,
              -------
approvals, permits, licenses, orders, registrations, certificates and variances obtained from any Governmental Authority.

             "Permitted Encumbrances" means, collectively,
              ----------------------
(a) Encumbrances that are disclosed in the Disclosure Schedule or that secure liabilities which are disclosed in the Disclosure Schedule, including Encumbrances noted in all deeds listed therein (but, in each case, only to the extent Buyer is capable of determining from the information disclosed the extent of such Encumbrance); (b) Encumbrances that individually or in the aggregate do not have a Material Adverse Effect; (c) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the accounting principles utilized in preparing the Financial Statements;
(d) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law in the ordinary course of business; (e) in the case of real property, any matters, restrictions or easements of record, and the provisions of any federal, state or local law, ordinance or regulation; and (f) imperfections of title or other Encumbrances; provided, however, that nothing in clauses (b) through (f), individually or in the aggregate would have a Material Adverse Effect.

             "Pre-Closing Tax Period" means all taxable periods of
              ----------------------
Sellers and the Subsidiaries ending on or before the Closing
Date.

             "Preliminary Statement of Working Capital" means a
              ----------------------------------------
statement reflecting Seller's good faith estimate of the Closing
Working Capital as of the Closing Date.

             "Properties" means, collectively, the Owned U.S. Real
              ----------
Property, the Owned Foreign Real Property, the Leased Foreign
Real Property and the Leased U.S. Real Property.

             "Property Tax" means real estate and personal property
              ------------
taxes, sewer rents and charges and other state, county and municipal taxes, charges and assessments relating to the Assets or the assets of the Subsidiaries.

             "Proposed Closing Working Capital Schedule" means a
              -----------------------------------------
schedule setting forth Seller's calculation of (i) those Assets constituting Current Assets and those Assumed Liabilities constituting Current Liabilities, in each case as of the Closing
Date, and (ii) Closing Working Capital.

             "Proprietary Rights" has the meaning given it in
              ------------------
Section 3.07. Proprietary Rights do not include the Merck trademark, trade name or logo or any proprietary rights or proprietary technology of the CVL Business which relate to alginate based wound management products.

             "Purchase Price" has the meaning given it in Section 2.04.
              --------------

             "Purchase Price Allocation" has the meaning given it in
              -------------------------
Section 2.06.

             "Restricted Employee"  has the meaning given it in
              -------------------
Section 7.03(b).

             "Retained Books and Records" means, collectively, all
              --------------------------
books, records, files and data to the extent arising primarily out of or relating primarily to any of the Excluded Assets or Retained Liabilities or to Merck policies or procedures which are not applicable to the Kelco Business.

             "Retained Liabilities" has the meaning given it in
              --------------------
Section 2.02(d).

             "Returns" means returns, reports and forms, including
              -------
remittance advice, required to be filed with any Taxing Authority or depository.

             "San Diego NOV" has the meaning given it in Section
              -------------
2.02(d)(viii).

             "Sellers" has the meaning given it in the recital to
              -------
this Agreement.

             "Seller's Certificate" means a certificate of Merck,
              --------------------
dated as of the Closing Date and signed by an officer of Merck, certifying as to the fulfillment of the conditions set forth in
Section 8.01.

             "Stock" means all of the issued and outstanding capital
              -----
stock of the Subsidiaries.

             "Straddle Period" has the meaning given it in Section 7.05(b).
              ---------------

             "Straddle Return" has the meaning given it in Section 7.05(e).
              ---------------

             "Subsequent Loss" has the meaning given it in Section
              ---------------
7.05(f)(vi).

             "Subsidiaries" means the Subsidiaries listed on
              ------------
Schedule 2.

             "Tax" or "Taxes" means any federal, state, local or
              ---      -----
foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax and any reference to a "Tax refund" or "refund of Taxes" shall include any interest attributable thereto.

             "Tax Benefit" means the amount that any item of loss,
              -----------
deduction or credit (or any other item) decreases Taxes paid or payable including any interest with respect thereto or interest that would have been payable but for such item net of any Tax imposed on such interest.

             "Tax Detriment" means the amount that any item of
              -------------
income or gain (or any other item) increases Taxes paid or payable including any interest with respect thereto.

             "Taxing Authority" means any governmental authority,
              ----------------
domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

             "Third Party Claims" has the meaning given it in
              ------------------
Section 12.04.

             "Transfer Documents" means, collectively, duly executed
              ------------------
instruments of transfer and assignment of the Assets (including deeds for the Owned U.S. Real Property) in form reasonably satisfactory to Buyer and Sellers, subject only to Permitted Encumbrances, sufficient to vest in Buyer the interests in the Assets to be conveyed at the Closing in accordance with the terms of this Agreement.

             "U.K. Pension Plan" has the meaning given it in Section
              -----------------
2.01(b)(viii).

             "Union Employees" has the meaning given it in Section 10.01.
              ---------------

             "United States" means the United States of America, all
              -------------
of the States thereof, the District of Columbia and all possessions and territories of the United States of America, including, without limitation, the Commonwealth of Puerto Rico.

                               ARTICLE II

                       TERMS OF PURCHASE AND SALE
                       --------------------------

          2.01. Purchase and Sale.  (a)  At the Closing, on the
                -----------------
terms and subject to the conditions set forth in this Agreement,
(i) Merck shall sell or cause Sellers to sell, convey, transfer, assign and deliver the Stock owned by them, to Buyer and Buyer shall purchase and acquire the Stock and (ii) Merck shall sell, or cause Sellers to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers' (including indirectly the Subsidiaries') right, title and interest in and to the assets, properties and businesses used, or intended for use by Merck and the Kelco Business, in the Kelco Business (except as provided in Section 2.01(b)), as the same may exist on the Closing Date, and whether real, personal, tangible, intangible or mixed and whether or not reflected in the books or records of the Kelco Business or the Subsidiaries (collectively, the "Assets"). The Assets shall include, but not be limited to, all of Sellers' right, title and interest in and to the following, as the same may exist on the Closing Date:

                    (i) the Properties, and all tangible assets and property related to the Kelco Business located on the Properties;

                   (ii) all machinery, equipment, vehicles, fixtures, office furniture, tools and other tangible property of the Kelco Business;

                  (iii)   all Inventory;

                   (iv) all accounts and notes receivable of the Kelco Business (whether or not invoices have been issued) other than intercompany receivables referred to in Sections 7.04(b) and 7.04(c);

                    (v) subject to Section 5.01(b), all Commitments and Permits of the Kelco Business;

                   (vi) all other sales and promotional literature and all books, records, files and data (including customer and supplier lists), or copies thereof, to the extent pertaining to the Kelco Business, except for personnel records and files, copies of which will be provided to Buyer to the extent permitted by law;

                  (vii) subject to Section 5.10, all Proprietary Rights, including, without limitation the license granted to the Kelco Business pursuant to

             Section 5.10 hereof, and also Sellers' rights to damages for past, present or future infringements with respect thereto;

                 (viii) except as set forth in Section 2.01(b), all Claim Rights relating to the Assets or the Kelco
             Business;

                   (ix) all prepaid expenses, advances and deposits with or paid to third parties primarily relating to the Assets or the Kelco Business;

                    (x) all Kelco Business Intracompany Accounts to the extent they constitute assets;

                   (xi) all goodwill of Sellers associated with the Kelco Business as a going concern;

                  (xii)   the Danville Option, provided that, except as
                                               --------
             set forth in Section 5.10, the Proprietary Rights associated with Merck's Danville, Pennsylvania facility and existing on the Closing Date shall be transferred on the Closing Date to Buyer as part of the Assets; and

                 (xiii) all other assets and properties of whatever nature reflected on the Balance Sheet (to the extent not disposed of since the date thereof).

                    (b) Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Assets and from the assets of the Subsidiaries being indirectly acquired through the acquisition of the Stock (and if any of the following is held by any Subsidiary, such Subsidiary shall convey the same to Sellers or to Sellers' designee prior to the Closing Date), are the following (collectively, the "Excluded Assets"):

                    (i) all cash, short term investments and cash equivalents (with the exception of petty cash of the Kelco Business and any residual cash remaining in the bank accounts of any of the Subsidiaries as of the Closing Date, as referred to in Exhibit 2.05(b));

                   (ii)   all insurance policies and any rights
             thereunder;

                  (iii)   security bonds;

                   (iv) all prepaid expenses, advances or deposits to the extent relating to any of the Excluded Assets or Retained Liabilities;

                    (v)   all Retained Books and Records;

                   (vi) all assets owned by any of the Subsidiaries that are identified on Schedule 2.01(b)(vi) hereto;

                  (vii) all Claim Rights to the extent arising out of or relating to any of the Excluded Assets or Retained Liabilities;

                 (viii) any assets of the Pension Plans, but not the Kelco International Pension Plan (the "U.K. Pension Plan"), the Employee Benefit Plan for Kelco
             International GmbH (the "German Pension Plan") and the pension scheme applicable to Employees in France (the "French Pension Plan");

                   (ix) all accounts between the Kelco Business (other than the Subsidiaries), on the one hand, and Merck and its Affiliates on the other hand, that are not Kelco Business Intracompany Accounts, to the extent such accounts are assets of Merck or its Affiliates;

                    (x) all refunds, credits or overpayments with respect to Taxes paid or accrued by Sellers and all other payments or deposits made by Sellers in respect of Taxes in excess of the amount of Sellers' liability therefor;

                   (xi) Kelco Oil Field Group and the real property of the Kelco Business located in Bakersfield, California (the "Bakersfield Property") and the personal property located thereon;

                  (xii)   all proprietary rights and proprietary
             technology of the CVL Business with respect to alginate based wound management products; and

                 (xiii)   any other assets set forth as "Excluded
             Assets" on Schedule 2.01(b)(xiii).

                    (c) At the Closing (provided, that registration and recording of patents and trademarks will occur as soon thereafter as reasonably practical), (i) Merck shall, or shall cause Sellers to, deliver to Buyer (x) duly executed Transfer Documents, in form reasonably satisfactory to Buyer and Sellers, and (y) certificates representing the Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank; and (ii) Buyer shall deliver to Sellers duly executed instruments of assumption evidencing the assumption by it of the Assumed Liabilities in form reasonably satisfactory to Buyer and Merck. Sellers shall pay any documentary, stamp, sales, excise, transfer or other Taxes or recording fees payable (including without limitation any Income
Taxes payable by Sellers) in respect of the sale of the Assets and the Stock.

                    (d)   Subject to the exclusions contained in
Section 2.01(b) and 2.02(d) and as otherwise expressly provided herein, Buyer will acquire all of the assets and assume all of the liabilities of the Kelco Business directly pursuant to this

Agreement. In addition, Buyer will acquire the remaining assets and assume the remaining liabilities of the Kelco Business (those of the Subsidiaries) through the acquisition of the Stock of the Subsidiaries.

          2.02.     Assumed Liabilities.  (a)  At the Closing,
                    -------------------
except to the extent set forth in paragraph (d) below, Buyer shall assume the following liabilities and obligations of the Kelco Business, (the "Assumed Liabilities"):

                    (i) all liabilities and obligations under or primarily related to the Commitments, the Permits and other intangible property to the extent included in the Assets;

                   (ii) all (a) liabilities and obligations to the extent relating to the acquisition, ownership or use of any of the Assets after the Closing, (b) Litigation relating to the Kelco Business, except as provided in
             Section 2.02(d)(vi), and (c) subject to Section 7.05(k), Property Taxes with respect to the current fiscal period;

                  (iii) all liabilities and obligations which are included as liabilities on the Final Closing Working
             Capital Schedule and all liabilities set forth on the Disclosure Schedule;

                   (iv) subject to Section 2.02(d)(viii) and Section 12.07, all liabilities and obligations relating to or arising out of Environmental Matters in respect of the Kelco Business arising directly or indirectly from acts, omissions, conditions, releases, including, without limitation, the presence of Hazardous
             Materials, on or prior to the Closing Date, at the Properties;

                    (v) all accounts payable to third parties and accrued liabilities which relate to the Kelco Business, including without limitation, all accrued liabilities for salaries and compensated absences for employees of the Kelco Business;

                   (vi) all Kelco Business Intracompany Accounts, to the extent they constitute liabilities;

                  (vii) all post-Closing liabilities and obligations arising out of or relating to the collective bargaining agreement between the Kelco Business and (A) the IUOE-Local 501 and (B) the IAM-Local 50;

                 (viii) all liabilities and obligations of the Kelco Business to Employees for short-term disability payments;

                   (ix) all liabilities and obligations to Employees under the U.K. Pension Plan, the German Pension Plan and the French Pension Plan; and

                    (x) all liabilities described in Schedule 3.03 that are not otherwise Related Liabilities.

                    (b) Buyer shall pay each Assumed Liability (or reimburse Sellers therefor) on the later of the date on which such Assumed Liability becomes due or within 14 days after any Seller advises Buyer of the amount thereof, provided that Buyer may dispute such Assumed Liability with the third party to whom the Assumed Liability is owed, in good faith, by appropriate proceedings. The grant to Buyer of such right to dispute shall not in any way affect the obligation of Buyer pursuant to
Section 12.03(c), to indemnify Merck and its Affiliates against Losses sustained or incurred by any of them arising out of or relating to such Assumed Liability, including by reason of Buyer's disputing such Assumed Liability.

                    (c) Except as provided in Section 12.02 and as otherwise set forth herein, Buyer agrees that, effective upon the Closing, Buyer shall assume and be responsible for and indemnify Merck and its Affiliates and hold each of them harmless against any Losses incurred or suffered by any of them arising out of any of (i) the Assumed Liabilities, (ii) any liability or obligation (other than the Retained Liabilities) of any of the Subsidiaries, and (iii) any liabilities and obligations of Sellers and the Affiliates which are included as liabilities in the Final Closing Working Capital Schedule.

                    (d) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, and Sellers shall be responsible for the payment (whenever payable), performance and discharge of, and indemnify and hold harmless Buyer and its Affiliates from and against any Loss incurred or suffered by Buyer arising out of, the following (collectively, the "Retained
Liabilities"):

                    (i) any liability of Sellers for Taxes (including those specified in Section 2.01(c)), other than (i) those Property Taxes with respect to the current fiscal period which shall be allocated to Buyer pursuant to
             Section 7.05 (k), and (ii) Tax liabilities of the Subsidiaries which are separately dealt with in Section 7.05;

                   (ii)   the liabilities and obligations the
             responsibility for which is expressly set forth in
             Schedule 2.02(d)(ii) as being retained by Merck or any Affiliate thereof;

                  (iii) all liabilities and obligations to provide post-retirement health and life insurance benefits to Employees and Union Employees who have (i) retired prior to the Closing Date or (ii) not retired prior to the Closing Date but are eligible to retire as of the Closing Date;

                   (iv) (A) all liabilities and obligations for payment of bonuses under the Kelco Division Annual Incentive Plan, the Kelco Division Long Term Incentive Plan or the Kelco Division Sales Incentive Plan and any other similar plan or program (including individual contracts or arrangements and retention or golden parachute agreements) (collectively, the "Bonus Plans"); (B) all liabilities or obligations under the 1987 and 1991 Incentive Stock Plans, the Merck & Co., Inc. Supplemental Retirement Plan or the Merck & Co., Inc. Deferral Program and any other plan or program providing retirement, savings or deferred compensation benefits to Employees and Union Employees (other than Employees and Union Employees of the Subsidiaries); and
             (C) all liability for medical dental, disability (other than short-term disability), life insurance, severance and any other welfare benefits incurred prior to the Closing Date but not paid prior to the Closing Date (for purposes of this clause (iv), a liability shall be deemed to have been incurred upon the incurrence of a qualified expense for which, if required under the terms of the applicable plan, reimbursement or payment is sought either prior to or after the Closing Date);

                    (v) all accounts between the Kelco Business (other than the Subsidiaries), on the one hand, and Merck and its Affiliates, on the other hand, that are not Kelco Business Intracompany Accounts, to the extent such accounts are liabilities of Merck and its Affiliates;

                   (vi) all liabilities and obligations relating to all claims and Litigation involving Employees or former Employees of the Kelco Business arising out of incidents or events occurring prior to Closing, whether or not such claims are reported or such Litigation is initiated as of the Closing Date (including, without limitation, all workers' compensation and unemployment compensation claims);

                  (vii) all liabilities and obligations against which Merck has indemnified Buyer pursuant to Section 12.02 to the extent of such indemnification;

                 (viii) (A) all monetary amounts in the form of fines or penalties payable to any Governmental Authority, and reasonable and necessary attorney's fees and filing fees, relating directly thereto, to the extent arising from acts, omissions, conditions, releases, or the presence of Hazardous Materials, or violations of Environmental Laws, on or prior to the Closing Date, at the Properties, (B) to the extent not included in any reserve on the Final Closing Working Capital Schedule, any capital costs (including capital costs (it being understood that such costs shall not include operations or maintenance costs) required to be incurred by the Kelco Business to resolve violations, if any, in existence on or prior to the Closing Date, of Industrial User Discharge Permit #11-0062 (8/17/93) to the extent any such violations may be detected in the event of aqueous monitoring) required by any Governmental Authority to be incurred by the Kelco Business at its San Diego facilities prior to or after the Closing Date to settle or otherwise resolve the Finding and Notice of Violation (the "San Diego NOV"), dated May 26, 1994, captioned "in the Matter of Kelco Division of Merck & Co., Inc. San Diego, California, Proceeding under Section 113(a), Clean Air Act, as Amended," Docket No. R9-94-14, it being understood that such costs shall not include operations or maintenance costs; (C) any capital costs (it being understood that such costs shall not include operations or maintenance costs) required to be incurred by the Kelco Business to resolve violations, if any, in existence on or prior to the Closing Date, of 40 C.F.R. Part 414 to the extent set forth in the finding in item I.C.7 on page 16 of the San Diego Plant February 1994 Audit Report and Response (2/23/94), and (D) except for any Environmental Matters Previously Disclosed To Buyer (as defined in Section 12.07(a)), all liabilities and obligations relating to or arising out of off-site waste disposal by the Kelco Business on or prior to the Closing Date.

                   (ix) all liabilities and obligations relating to or arising out of the Excluded Assets; and

                    (x) all liabilities and obligations which do not arise out of or relate to the Kelco Business.

For purposes of the Assumed Liabilities and the Retained
Liabilities, whenever reference is made to any liability or obligation, such reference shall be deemed to include any liability or obligation pertaining thereto, whether known or unknown, contingent or fixed, and whether pending, arising now or hereafter.

                    (e) With respect to the Retained Liabilities described in Section 2.02(d)(viii), Merck, in consultation with Buyer, shall have the right to negotiate and plan actions taken to settle or otherwise resolve the issues set forth in such Section; the right but not the obligation to implement actions taken to settle or otherwise resolve the issues set forth in
Section 2.02(d)(viii)(B) and (C); and the right to implement actions taken to settle or otherwise resolve the issues set forth in Section 2.02(d)(viii)(D). Buyer shall cooperate with Merck with respect to any actions taken or costs incurred by Merck pursuant to Section 2.02(d)(viii). Merck's obligations pursuant to Section 2.02(d)(viii) shall be reduced to the extent any act or failure to act by Buyer after the Closing Date shall cause the incurrence of, or increase the magnitude of, any cost required to be incurred in order to resolve the San Diego NOV.

                    (f)   Except as set forth in this Agreement,
Sellers agree that Sellers shall retain and be responsible for and indemnify Buyer and its Affiliates and hold each of them harmless against any Losses incurred or suffered by any of them arising out of any of the (i) Retained Liabilities and (ii) liabilities and obligations of Sellers and their Affiliates which are not related to the Kelco Business.

          2.03.     The Closing.  Subject to the terms and
                    -----------
conditions of this Agreement, the Closing shall take place at the New York offices of Fried, Frank, Harris, Shriver & Jacobson, commencing at 9:00 a.m., New York City time, on the third business day following the satisfaction or waiver of all the conditions set forth in Articles VIII and IX (or at such other time and/or place and/or on such other date as the parties may mutually agree) (the "Closing Date").

          2.04.     Purchase Price and Payment.  The aggregate
                    --------------------------
purchase price to be paid by Buyer for the Assets, the Stock and the Non-Compete Covenant (the "Purchase Price") shall be
(i) $1,075,000,000 plus (ii) the excess of the amount of the Closing Working Capital set forth on the Preliminary Statement of Working Capital over $105,500,000, or minus the amount by which the amount of the Closing Working Capital as set forth on the Preliminary Statement of Working Capital is less than $105,500,000 and minus (iii) $15,000,000, which amount represents the estimated amount as of the Closing Date of the FASB Statement No. 106 accrual (accumulated postretirement benefit obligation) for active employees who, as of the Closing Date, are ineligible to retire under Merck's retirement plan (which accrual shall be calculated in accordance with GAAP and as applied with respect to Merck's post-retirement retiree medical and dental plans in effect on the Closing Date) applicable to Buyer's Employees (as defined in Section 10.02(b)) and Union Employees (as defined in
Section 10.05(b)). Payment of the Purchase Price shall be made no later than 12:00 noon, New York City time, on the Closing Date by wire transfer in immediately available funds to the account of Seller specified by it at least two business days prior to the Closing.

          2.05.     Purchase Price Adjustment.  (a)  Merck shall
                    -------------------------
prepare and, when the Closing Date is established, as soon thereafter as practicable and at least two business days prior to the Closing Date, deliver to Buyer the Preliminary Statement of Working Capital.

                    (b) Within 30 days after the Closing Date, Merck shall determine the final amount of the FASB Statement No. 106 accrual referred to in Section 2.04 ("Final FASB No. 106
Accrual"). If the amount of the Final FASB No. 106 Accrual is greater than $15,000,000, Merck shall promptly pay to (or as directed by) Buyer the amount of the difference. If the amount of the Final FASB No. 106 Accrual is less than

$15,000,000, Buyer shall promptly pay (or as directed by) Merck the amount of the difference. Any such payment pursuant to this
Section 2.05(b) shall be made within 10 days of the determination of the Final FASB No. 106 Accrual.

                    (c) Immediately after the Closing, Merck, with the cooperation of Buyer, shall review those assets and liabilities (other than Excluded Assets and Retained Liabilities) constituting items of working capital, for the purpose of preparing schedules (the "Proposed Closing Working Capital Schedule") setting forth its calculation of (i) those Assets constituting current assets (the "Current Assets") and those Assumed Liabilities constituting current liabilities (the
"Current Liabilities"), in each case as of the Closing Date, and
(ii) Closing Working Capital.  For purposes of this Agreement,
(a) the Proposed Closing Working Capital Schedule and the Final Closing Working Capital Schedule shall be prepared (and Current Assets and Current Liabilities shall be calculated) in accordance with the accounting procedures and policies followed in preparing the Financial Statements referred to in Section 3.03, (b) the term "Current Assets" shall include those assets set forth on
Exhibit 2.05(c), and (c) the term "Current Liabilities" shall include those liabilities set forth on Exhibit 2.05(c). In addition, for purposes of this Agreement, the term "Closing
Working Capital" means (x) the sum of all Current Assets less
(y) the sum of all Current Liabilities, in each case as of the Closing Date. Merck shall consult with Buyer in connection with the preparation of the Proposed Closing Working Capital Schedule and shall have access to the records and working papers of the Kelco Business to the extent necessary to prepare the Proposed Working Capital Schedule. As promptly as practicable, but no later than 60 days after Closing, Merck shall deliver its Proposed Closing Working Capital Schedule to Buyer.

                    (d) Within 30 days after delivery of the Proposed Closing Working Capital Schedule, the parties shall attempt to resolve any items or amounts of Current Assets or Current
Liabilities as to which Buyer objects (the "Disputed Items").
Any specific area of discrepancy which, in total, amounts to $250,000 or less shall not be included as a Disputed Item. If during such 30 day period the parties are able to resolve all Disputed Items, the Closing Working Capital Schedule so agreed upon shall be the "Final Closing Working Capital Schedule".

                    (e)   If during such 30 day period any such
Disputed Items cannot be resolved, (i) those items to the extent of the amounts agreed upon by the parties shall no longer constitute Disputed Items and shall be conclusive for purposes of preparing the Final Closing Working Capital Schedule and calculation of the Closing Working Capital and (ii) the parties shall promptly thereafter, but in no event more than 10 days thereafter, cause an independent accounting firm of internationally recognized standing reasonably satisfactory to Merck and Buyer promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Closing Working Capital.
In making such calculation, such accounting firm shall make a determination only of Disputed Items not resolved by the parties and in the case of all other items of Closing Working Capital shall use the amounts which are agreed upon by the parties. Such accounting firm shall deliver to Merck and Buyer, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of Closing Working Capital. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party against whom the disagreement is in greater part resolved or, if the resolution does not favor either party, such costs shall be borne equally by Merck and Buyer. Each party agrees not to select an accounting firm to review Disputed Items pursuant to this Section 2.05(d) if, at the time of selection, either Merck or Buyer or any of their respective Affiliates contemplates retaining such accounting firm, within one year after such date, for any substantial engagement having a purpose other than the performance of services pursuant to this Section 2.05(e) or management or systems consulting services.

                    (f) The Closing Working Capital agreed to by the parties or as calculated by the accounting firm as set forth in
Section 2.05(d) above, as the case may be, shall be the Final
Closing Working Capital; and the Proposed Closing Working Capital Schedules, adjusted to reflect the Final Closing Working Capital, shall be the "Final Closing Working Capital Schedule" which shall be conclusive for all purposes of this Agreement. The determination of Final Closing Working Capital shall represent the resolution of both the amount of Closing Working Capital and the effect of Closing Working Capital on the Financial Statements for all purposes of this Agreement, including any claims made for indemnification pursuant to Section 12.02 hereof to the extent, but only to the extent, of the amounts reflected in the Final
Closing Working Capital Schedule.

                    (g)   If the amount of Final Closing Working
Capital is greater than the Preliminary Statement of Working Capital, Buyer shall promptly pay to (or as directed by) Merck the amount of the difference. If the amount of Final Closing Working Capital is less than the Preliminary Statement of Working Capital, Merck shall promptly pay to (or as directed by) Buyer the amount of the difference. Any such payment pursuant to this
Section 2.05(g) shall be made within 10 days after (i) Buyer and Merck agree upon the Final Closing Working Capital pursuant to
Section 2.05(d) or (ii) if Disputed Items are referred to a firm of independent accountants pursuant to Section 2.05(d), the delivery of the report of such firm referred to in
Section 2.05(e).

                    (h) Any payments pursuant to this Section 2.05 shall be made by wire transfer of immediately available funds to such account of Buyer or Merck, as the case may be, as may be designated by such receiving party. The amount of any payment to be made pursuant to this Section 2.05 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the three month London Interbank Offered Rate as published in the Wall Street Journal for the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

          2.06.     Purchase Price Allocation.  The parties shall
                    -------------------------
allocate the Purchase Price and the assumption of the Assumed Liabilities among the Assets, the Stock and the agreements contained in Sections 7.02 and 7.03 hereof in accordance with an appraisal to be conducted by an appraiser selected by Buyer and reasonably acceptable to Sellers, provided that such appraisal shall be reasonably acceptable to Sellers and Buyer. If such appraisal is not reasonably acceptable to either party, Buyer and Sellers shall negotiate in good faith to reach an agreement with respect to the allocation of the Purchase Price. If Buyer and Seller cannot reach such an agreement, such dispute shall be resolved by prompt submission to an arbitrator, within a reasonable time after Closing, which arbitrator shall be a "Big Six" accounting firm acceptable to Buyer and Sellers and not affiliated with either. The cost of such arbitration shall by borne equally by Buyer and Sellers. Sellers and Buyer shall report the financial accounting of the acquisition for all federal, state, local and foreign tax purposes in a manner consistent with such purchase price allocation (the "Purchase Price Allocation").

                              ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF MERCK
                ---------------------------------------

             Merck represents and warrants to Buyer, as of the date hereof and as of the Closing Date (assuming that, for purposes of restating the representations and warranties for purposes of
Article XII, there shall be deemed disclosed on the Disclosure Schedule (a) any transaction, agreement or Commitment entered into or effected by the Kelco Business, between the date hereof and the Closing Date, other than in violation of the terms of this Agreement, provided that such transactions, agreements or Commitments do not have a Material Adverse Effect, and (b) the termination of any agreement or Commitment on its expiration date),  as provided below.

          3.01.     Capitalization.  The authorized capital stock
                    --------------
of the Subsidiaries is set forth in the Disclosure Schedule. All of the outstanding shares of Stock are owned of record and beneficially by the Seller set forth on the Disclosure Schedule and are validly issued, fully paid and non-assessable. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities, or stock appreciation rights, phantom stock or similar rights, of any of the Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any of the Subsidiaries to issue or dispose of any of its equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article II hereof will vest in Buyer legal and valid title to the Stock, free and clear of all Encumbrances (other than Encumbrances created or suffered by Buyer). Except as set forth on the

Disclosure Schedule, the Subsidiaries directly or indirectly own no equity interest in any person, corporation or other entity.

          3.02.     Organization.  Each Subsidiary is a
                    ------------
corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a Material Adverse Effect. True and complete copies of the organizational documents of each Subsidiary have previously been delivered to Buyer.

          3.03.     Financial Statements.  Merck has delivered to
                    --------------------
Buyer (a) unaudited special purpose pro forma combined balance sheets of the Kelco Business as of September 30, 1994 (the "Balance Sheet"), December 31, 1993 and December 31, 1992, and
(b) unaudited special purpose combined pro forma statements of operations of the Kelco Business for the nine-month period ended September 30, 1994 and each of the fiscal years ended
December 31, 1993 and 1992 (collectively, the "Financial Statements"), copies of which are included in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, the Financial Statements as (i) have been prepared in accordance with GAAP as consistently applied by Merck, except that they do not contain notes, and Inventory is recorded on a first-in, first-out
(FIFO) basis, and (ii) fairly present in all material respects the financial position of the Kelco Business as of September 30, 1994, December 31, 1993 and December 31, 1992 and the results of operations of the Kelco Business for the nine month period ended September 30, 1994 and each of the fiscal years ended
December 31, 1993 and December 31, 1992, respectively. The Financial Statements exclude the Excluded Assets, the Retained Liabilities and those liabilities excluded from the balance sheets as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, the accounts receivable reflected on the Balance Sheet arose out of bona fide sales or services in the ordinary course of business.

          3.04.     Absence of Certain Changes or Events.  Except
                    ------------------------------------
as set forth in the Disclosure Schedule or permitted by this Agreement, since September 30, 1994, the Kelco Business has not
(a) suffered any damage, destruction or casualty loss to its assets or properties which has had a Material Adverse Effect;
(b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that would not individually or in the aggregate have a Material Adverse Effect; (c) suffered any change in its assets, operating results, business, financial condition or in its relationship with its suppliers, customers, distributors, lessors, licensors, licensees or other third parties other than changes which individually or in the aggregate would not have a Material Adverse Effect; (d) other than with respect to agreements for which Buyer and the Kelco Business will have no liability after Closing, increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers, or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees except in each case increases occurring in the ordinary course of business in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing Commitment which is set forth on Schedule 3.16; (e) incurred any indebtedness for borrowed money other than short-term debt incurred in the ordinary course of business; (f) forgiven or canceled any indebtedness owing to it or waived any claims or rights of material value, in each case except in the ordinary course of business; (g) sold, leased, licensed or otherwise disposed of any of its material assets other than sales of Inventory in the ordinary course of business; (h) amended or terminated any material Commitment to which it is a party other than in the ordinary course of business; or (i) committed pursuant to a legally binding agreement to do any of the things set forth in clauses (b) and (d) through (h) above.

          3.05.  Title to and Condition of Assets.  Except as set
                 --------------------------------
forth in the Disclosure Schedule (none of which exceptions (other than as disclosed pursuant to clause (a) of the definition of Permitted Encumbrances contained herein), individually or in the aggregate, has a Material Adverse Effect), the Kelco Business has good and marketable title to all of the assets and properties which it purports to own (including those reflected on the Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), in all cases free and clear of all Encumbrances, except Permitted Encumbrances. None of the Permitted Encumbrances set forth in (c), (d), (e) and (f) of the definition of Permitted Encumbrances are material. The Assets are in such physical condition and state of repair as to enable the Kelco Business, as of the Closing Date, to conduct its business as currently conducted without material disruption, and the supply contracts constituting Commitments (and any replacements thereof) shall, immediately after the Closing, in all material respects, be valid, binding and enforceable and adequate to supply the Kelco Business' production needs.

          3.06.     Real Property.
                    -------------

                    (a)   Owned Properties.  Schedule 3.06 sets forth a
                          ----------------
list, of all Owned U.S. Real Property and Owned Foreign Real
Property.  With respect to each such parcel of real property:
(i) such parcel is free and clear of all encumbrances, except
Permitted Encumbrances; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding rights of first refusal to purchase such parcel (other than the right of Buyer pursuant to this Agreement), or any portion thereof or interest therein. None of such parcels has been condemned or otherwise taken by public authority and, to Merck's knowledge, no such condemnation or taking is threatened.

                    (b)   Leased Properties.  Schedule 3.06 sets forth
                          -----------------
a list of all of the Leases and each leased and subleased parcel of real property in which Sellers have a leasehold or subleasehold interest. Each of the Leases is in full force and effect and Sellers hold a valid and existing leasehold or subleasehold interest under each of such leases or subleases.
Sellers have delivered to Buyer complete and accurate copies of each of the Leases described in Schedule 3.06. With respect to each Lease listed in Schedule 3.06: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Sellers nor, to Merck's knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the Lease; (iii) no party to the Lease has repudiated in writing any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;
(v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vi) Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease, except for the Permitted Encumbrances; and (vii) except as set forth on Schedule 3.08, the Lease is fully assignable to Buyer.

                    (c)   Real Property Disclosure.  Except as
                          ------------------------
disclosed in Schedule 3.06, there is no real property leased or owned by the Sellers used in the Kelco Business.

                    (d)   Current Use.  The current use of each of the
                          -----------
Properties does not violate in any material respect any instrument of record or agreement affecting such Property. There is no violation of any covenant, condition, restriction, easement, license, agreement affecting such Properties or order of any Governmental Authority having jurisdiction over any of the Properties that materially affects such real property or the use or occupancy thereof.

                    (e)   Owned Foreign Real Property.  Each parcel of
                          ---------------------------
the Owned Foreign Real Properties is owned by a Subsidiary.

          3.07.   Patents, Trademarks, Etc.  (a)  The Disclosure
                  ------------------------
Schedule sets forth a list, as of the date hereof, of all material patents, trademarks, service marks, and copyrights licensed by, registered or filed for, or primarily applicable to the Kelco Business. "Proprietary Rights" shall mean collectively the foregoing listed items and all other (i) patents, pending patent applications, patent disclosures and inventions, including any of the foregoing that were omitted from the Disclosure
Schedule due to immateriality or otherwise, (ii) trade dress, logos, trade names, (iii) trade secrets (including know-how, formulas, compositions, designs and confidential business information), (iv) computer software data and documentation (including electronic media) and (v) copies and tangible embodiments thereof (in whatever form or medium), in each case primarily applicable to the Kelco Business (including such of the foregoing as is used in connection with the development or production of Xanthan gum products manufactured at Merck's Danville,

Pennsylvania facility), together with all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interest therein under the laws of all jurisdictions. All Proprietary Rights, whether or not listed on the Disclosure Schedule shall be included in the Assets and exceptions thereto are specifically listed on the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, to Merck's Knowledge
(i) the Kelco Business owns or possesses licenses or other valid rights to use all Proprietary Rights, (ii) the conduct of the Kelco Business as now being conducted does not conflict with, nor has it been alleged to conflict with, any patents, trademarks, trade names or copyrights or other intellectual property rights of others, and (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made.

                    (b) The Disclosure Schedule sets forth all patent oppositions and nullity actions against third party patents filed on behalf of the Kelco Business.

          3.08.   Commitments.  The Disclosure Schedule contains
                  -----------
a list of each Commitment (i) which involves payment over the remaining term of such Commitment of more than $250,000 or requires the Kelco Business to provide goods or services worth more than $250,000 and which in each case is not cancelable upon 90 days' notice or less without penalty, (ii) which evidences or provides for any indebtedness of the Kelco Business or any Encumbrance securing such indebtedness on any of their respective assets, (iii) which guarantees the performance, liabilities or obligations of any other entity, (iv) which restricts the Kelco Business from competing in any line of business, (v) which relates to the distribution or marketing of the products of the Kelco Business and involves payment over the remaining term of such Commitment of more than $250,000 and is not cancelable upon 90 days' notice or less without penalty, or (vi) which is otherwise material to the Kelco Business. Except as set forth in the Disclosure Schedule, the Kelco Business is not in breach of any of its Commitments, nor to the best of Merck's Knowledge is any third party in breach thereof, in either case except for such breaches which individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule and except for purchase orders, no consents are required for the assignment of any Commitment to Buyer. Except as set forth in the Disclosure Schedule, true and complete copies of all of the written Commitments listed in the Disclosure Schedule have previously been made available to Buyer.

          3.09.   Litigation.  Except as set forth in the
                  ----------
Disclosure Schedule, as of the date of this Agreement, there is no Litigation pending or, to the best of Merck's Knowledge, threatened against the Kelco Business. The Kelco Business is not subject to any outstanding orders, rulings, judgments or decrees.

          3.10.   Compliance with Laws.  Except as set forth in
                  --------------------
the Disclosure Schedule, to Merck's knowledge, the Kelco Business has complied with all applicable laws, rules and regulations in effect at the particular time and is in compliance with all applicable laws, rules and regulations currently in effect, except where the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect. To Merck's knowledge, the Kelco Business has all Permits necessary for the conduct of its business as presently conducted, except where the absence thereof individually or in the aggregate does not have a Material Adverse Effect. Each material Permit is listed in the Disclosure Schedule.

          3.11.     Corporate Power and Authority; Effect of
                    ----------------------------------------
Agreement.  (a)  Merck is a corporation duly organized, validly
- ---------
existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement, to the extent applicable, and to consummate the transactions contemplated hereby.

                    (b) The execution, delivery and performance by Merck of this Agreement, to the extent applicable, and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of them.

                    (c) This Agreement has been duly and validly executed and delivered by Merck and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

                    (d)   Except as set forth in the Disclosure
Schedule, the execution, delivery and performance by Merck of this Agreement and the consummation by Sellers of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which any Seller is subject, (ii) violate any order, judgment or decree applicable to any of Sellers or the Kelco Business, (iii) violate any provision of the Certificate of Incorporation, the By-laws or other organizational documents of any of the Sellers or the Subsidiaries or (iv) violate, conflict with, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any loan agreement or any other contract or agreement to which any of the Sellers or the Kelco Business is a party, except where any such violation would not have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

          3.12.   Employee Benefit Plans.  (a)  The Disclosure
                  ----------------------
Schedule lists all Company Benefit Plans, Benefit Arrangements and Foreign Benefit Plans, and all employment, consulting and severance agreements with any Employee. Except as noted in the Disclosure Schedule, true and complete copies thereof, where in writing, have previously been made available to Buyer.

                    (b) With respect to each of the U.K. Pension Plan, French Pension Plan and German Pension Plan: (i) it has been maintained and administered in all material respects in compliance with its terms and applicable law, including all laws prohibiting discrimination; and (ii) there are no pending or, to the Knowledge of Sellers, threatened claims or Litigation.

          3.13.  Governmental and Third Party Consents.  None of
                 -------------------------------------
the Sellers nor the Kelco Business needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or governmental agency in order for Buyer and Sellers to consummate the transactions contemplated by this Agreement (including the assignments and assumptions described in Sections 2.01 and 2.02 above), except (i) for filing and approval required under the HSR Act or other governmental consents set forth in the Disclosure Schedule or filings and approvals required from foreign Governmental Authorities, (ii) for third-party consents required for the transfer of any Commitment as set forth in the Disclosure Schedule and (iii) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement.

          3.14.     Taxes.  (a)  (i) Except as set forth in the
                    -----
Disclosure Schedule, the Subsidiaries have filed all Tax returns and reports required to be filed in respect of Pre-Closing Tax Periods in a timely manner (taking into account all extensions of due dates) and all Taxes payable with respect to the Subsidiaries for Pre-Closing Tax Periods that are due and payable have been paid. Except as set forth in the Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed against the Subsidiaries which remain unpaid.

                          (ii)   Except as set forth in the Disclosure
Schedule, none of the Subsidiaries has given any waivers of statutes of limitations with respect to any Tax returns and reports, which waivers are currently in effect, and no request for any such waiver is currently pending. No requests for ruling or determination letters or competent authority relief with respect to any Subsidiary is pending with any taxing agency with respect to any Taxes. The Disclosure Schedule identifies all Tax returns and reports of the Subsidiaries with respect to which an audit is in progress or pending.

                    (b)   Except as set forth in the Disclosure
Schedule, the Buyer, the Subsidiaries, and the Kelco Business are not and will not become obligated under any Commitment entered into by any Seller, Subsidiary, or any Affiliate of any Seller prior to the Closing to make any payments that will be non-deductible under
Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

                    (c) All Taxes required to be withheld and paid in connection with amounts paid or owing by any Subsidiary to any Employee or third party have been withheld and paid.

                    (d) There are no Tax liens (other than for Taxes not yet due and payable) on any of the Assets.

                    (e) None of the Subsidiaries has made an election under Section 341(f).

                    (f)   None of the Assets is property which is
required to be treated as being owned by any other person pursuant to the so-called "safe-harbor lease" provisions of former Section 168(f)(8).

                    (g) None of the Subsidiaries will be required to include any amounts in income after the Closing (i) as a result of a change in method of accounting for a Pre-Closing Tax Period,
(ii) as a result of any closing or other agreement entered into with any taxing authority prior to the Closing, or (iii) as a result of a sale of property prior to the Closing reported on the installment method.

                    (h)   No claim has been made by any taxing
authority in any jurisdiction where any of the Subsidiaries or Sellers (with respect to the Kelco Business) do not file Tax returns or reports that such corporation (or any branch or division) is or may be subject to taxation by that jurisdiction.

                    (i) No Seller of any U.S. real property interest (within the meaning of Code Section 897) pursuant to the transactions described herein is a foreign corporation, foreign partnership, foreign trust, or foreign estate (within the meaning of Code Sections 897 and 1445 and the regulations thereunder).

          3.15.   Undisclosed Liabilities.  The Kelco Business
                  -----------------------
did not have as of September 30, 1994 any liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on financial statements (including the notes thereto) in accordance with GAAP which is not reflected, fully reserved against or disclosed in the Financial Statements or disclosed elsewhere in the Disclosure Schedules, other than
(i) liabilities that individually or in the aggregate would not have a Material Adverse Effect, and (ii) Retained Liabilities.

          3.16.  Labor Matters.  Except as set forth in the
                 -------------
Disclosure Schedule, the Kelco Business is not a party to any collective bargaining agreement or any employment or consulting agreement or any agreement, plan or arrangement providing for severance payments to any employee of the Kelco Business upon termination of employment or which provide benefits upon a change in control of the Kelco Business. Except as set forth in the Disclosure Schedule, there is no material unfair labor practice, charge or complaint pending against the Kelco Business arising out of its activities, nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to the best of Merck's Knowledge, threatened against the Kelco Business, nor has any such labor strike, work stoppage, grievance or other labor dispute occurred since January 1, 1990.
There is no existing representation question respecting any Employees. The Disclosure Schedule sets forth a list of all Employees as of the dates set forth therein.

          3.17.  Environmental Matters.  (a)  Except as set forth
                 ---------------------
in the Disclosure Schedule and except for such of the following as individually or in the aggregate do not have a Material
Adverse Effect:

                          (i)    The Kelco Business, to Merck's
             Knowledge, has complied with all applicable
             Environmental Laws and is in compliance with all applicable Environmental Laws currently in effect, and the Kelco Business has not received any written notice that it is in violation of applicable Environmental Laws.

                          (ii)   The Kelco Business, to Merck's
             Knowledge, has obtained, and is in compliance with all terms and conditions of, all Environmental Permits.

                    (b) To Merck's Knowledge, except as set forth in the Disclosure Schedule, no Hazardous Materials have been released or discharged by the Kelco Business into the environment at, on or from the premises of the Kelco Business, except for any such release or discharge that would not, individually or in the aggregate, subject the Kelco Business to liability under any Environmental Laws that would have a Material Adverse Effect.

                    (c) Buyer acknowledges that the representations and warranties contained in this Section 3.17 are the only representations and warranties being made with respect to Environmental Matters, no other representation contained in this Agreement shall apply to any Environmental Matter and no other representation or warranty, express or implied, is being made with respect thereto.

          3.18.  Finders.  No broker's, finder's or any similar
                 -------
fee will be incurred by or on behalf of Merck or the Kelco Business in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby for which Buyer or any of its Affiliates or the Kelco Business shall have any liability.

          3.19.  Affiliated Transactions.  The Disclosure
                 -----------------------
Schedule sets forth a list of the nature of all transactions (other than transactions in the ordinary course of business effected on an arm's-length basis), including the provision of intracompany services whether or not such services result in overhead allocations or other charges by Merck to the Kelco Business, between Merck and the Kelco Business in each case in effect at any time since January 1, 1994.

          3.20.  Conveyance of Assets.  Except as set forth in
                 --------------------
the Disclosure Schedule, the Assets include all assets (other than the Excluded Assets) which are, immediately prior to the Closing, used, or intended for use by Merck and the Kelco Business, in the Kelco Business, in its business.

          3.21.   Disclaimers.  EXCEPT AS SET FORTH IN THIS
                  -----------
ARTICLE III, MERCK MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN SECTION 2-312 OF THE NEW YORK STATE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY), AND THE ASSETS OF THE KELCO BUSINESS BEING TRANSFERRED TO BUYER UPON THE ACQUISITION THEREOF BY BUYER AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, EXCEPT AS SET FORTH IN THIS ARTICLE III, MERCK MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

          3.22.  Subsidiaries.  Since January 1, 1994, the
                 ------------
Subsidiaries listed in Schedule 2, Kelco Oil Field Group, MSD (Japan) Co. Ltd., Merck Sharp & Dohme (Australia) Pty Ltd. and MSD IDEA, Inc. are the only subsidiaries of Merck through which any business of the Kelco Business has been conducted.

          3.23.  Disclosure.  Unless otherwise stated in a
                 ----------
representation and warranty contained in this Article III, such representation and warranty shall only be qualified by an item in the Disclosure Schedule referring directly to such representation and warranty.

          3.24.  Kelco Oil Field Group.  The only assets of the
                 ---------------------
Kelco Oil Field Group being transferred to Buyer pursuant to this Agreement are (a) goodwill, including customer lists, (b) assets reflected on the Final Closing Working Capital Schedule, (c) inventory, (d) Proprietary Rights and (e) contracts and Commitments which are either disclosed or not required to be disclosed. The only liabilities of the Kelco Oil Field

Group being assumed by Buyer pursuant to this Agreement are (a) obligations related to the contracts, Commitments and Proprietary
Rights referred to in the previous sentence and (b) liabilities reflected on the Final Closing Working Capital Schedule.

                               ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER
                ---------------------------------------

             Buyer hereby represents and warrants to Merck, as of the date hereof and as of the Closing Date, as follows:

          4.01.  Organization.  Buyer is a corporation duly
                 ------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          4.02. Corporate Power and Authority; Effect of Agreement.
                --------------------------------------------------
(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

                    (b) This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

                    (c) Except as set forth in the Buyer Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which Buyer is subject,
(ii) violate any order, judgment or decree applicable to Buyer,
(iii) violate any provision of the Certificate of Incorporation or by-laws of Buyer, or (iv) violate, conflict with, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any loan agreement or any other contract or agreement to which Buyer is a party, except where any such violation would not have a material adverse effect on Buyer's ability to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

          4.03. Consents.  No consent, approval or authorization
                --------
of, or exemption by, or filing with, any governmental authority, other than pursuant to the HSR Act and any filings and approvals required from foreign Governmental Authorities is required to be obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby.

          4.04.  Availability of Funds.  Buyer has sufficient
                 ---------------------
cash and committed facilities to consummate the transactions contemplated hereby and will have available on the Closing Date sufficient funds in U.S. currency to enable it to consummate the transactions contemplated by this Agreement.

          4.05.   Litigation.  As of the date of this Agreement,
                  ----------
there is no Litigation pending or, to Buyer's knowledge, threatened (i) against Buyer or any of its Affiliates which is reasonably likely to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

          4.06.   Purchase for Investment.  Buyer is purchasing
                  -----------------------
the Stock for investment and not with a view to any public resale or other distribution thereof in violation of any applicable securities laws and will not sell the Stock other than in compliance with any applicable securities laws.

          4.07.   Finders.  No broker's, finder's or any similar
                  -------
fee will be incurred by or on behalf of Buyer in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby for which Seller or any of its Affiliates shall have any liability.

                               ARTICLE V

                           COVENANTS OF MERCK
                           ------------------

             Merck hereby covenants and agrees with Buyer as follows:

          5.01.  Cooperation by Sellers.  (a)  From the date
                 ----------------------
hereof and prior to the Closing, Sellers will use their reasonable best efforts and will cooperate with Buyer, to promptly secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, including, without limitation, under the HSR Act, as shall be required in order to enable Sellers to promptly effect the transactions contemplated hereby, and will otherwise use their reasonable best efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

                    (b)   Notwithstanding anything herein to the
contrary, to the extent the assignment of any Commitment or Permit included in the Assets to be assigned to

Buyer pursuant to the provisions hereof shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by Buyer. If any such consent is not obtained, Sellers shall, at Buyer's request and expense, cooperate with Buyer in any reasonable arrangement to provide for Buyer the benefit of any such Commitment or Permit, including using its reasonable efforts to enforce any and all rights of Sellers against the other party to any such Commitment or Permit arising out of the breach or cancellation thereof by such party or otherwise.

                    (c) Commencing on the Closing Date, Sellers will cooperate with Buyer in connection with, and will provide to Buyer, for such period as they may agree (but in no event more than six months from Closing), such payroll and other transitional services that Merck currently provides to the Kelco
Business to the extent Buyer may reasonably request. Buyer shall reimburse Sellers for the actual cost of such services.

          5.02.   Conduct of Business.  Except as may be
                  -------------------
otherwise contemplated by this Agreement or except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, Merck will (i) in all material respects, operate the
Kelco Business only in the ordinary course in substantially the manner heretofore conducted; provided, that Merck may, with
                             --------
Buyer's prior written consent (which consent shall not be unreasonably withheld), contribute certain tangible real and personal property located in California to a Subsidiary which is a member of Merck's consolidated group for U.S. federal income tax purposes prior to the Closing in order to sell such property indirectly to Buyer pursuant to the sale of such Subsidiary to
Buyer pursuant to this Agreement; (ii) maintain the properties, machinery and equipment of the Kelco Business in sufficient operating condition and repair to enable it to operate its
business in all material respects in the manner in which the business is currently operated, provided, however, that if any
                                --------  -------
facility is damaged by reason of fire, flood, earthquake, force majeure or other acts of God and such damage would constitute a Material Adverse Effect unless repaired (a) Merck shall not be required to repair such facility, and, in such event, the condition contained in Section 8.01 shall not have been satisfied and (b) if Merck determines to repair such facility and does repair such facility, Merck shall pay the cost of repairing such facility and receive any insurance proceeds with respect thereto;
(iii) use reasonable efforts to continue all material existing insurance policies (or comparable insurance, including as to scope and amount of coverage) insuring the Kelco Business and its assets and business in full force and effect; (iv) use reasonable efforts to preserve the relationships of the Kelco Business with its material suppliers, customers, distributors, lessors, licensors, licensees and others having material business dealings with it; (v) other than with respect to agreements for which Buyer and the Kelco Business have no liability and will have no liability after the Closing, not enter into any employment or termination agreement or effect any increase in the rate or terms of compensation payable or to become payable to directors, officers or employees of the Kelco Business or effect any general increase in the compensation of other employees of the Kelco Business, or increase the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees except in each case increases occurring in the ordinary course of business in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing Commitment specifically identified on the Disclosure Schedule; (vi) not (A) incur any indebtedness for borrowed money other than in the ordinary course of business for which Buyer or any Subsidiary will be liable following the Closing, other than indebtedness between members of the Kelco Business and indebtedness incurred by any Subsidiary to settle intercompany accounts and fund a dividend to reduce cash balances (subject to the proviso in clause (D) below), (B) sell, lease, license or otherwise dispose of any material asset of the Kelco Business, other than sales of Inventory in the ordinary course of business, (C) purchase or enter into any lease for real property for the Kelco Business, except office leases entered into in the ordinary course of business, (D) declare any dividend or other distribution with respect to the capital stock of any Subsidiary other than in cash (provided that no money shall have been borrowed to pay such cash dividend unless any indebtedness incurred with respect thereto is either repaid prior to the Closing Date or reflected as a current liability on the Closing Working Capital Schedule, and Buyer is informed of any such indebtedness), (E) knowingly create any consensual lien or other consensual encumbrance on any of the assets of the Kelco Business other than Permitted Encumbrances, provided, that if an encumbrance (other than a Permitted Encumbrance) is created on any of such assets, Merck will use its reasonable efforts to remove any such encumbrance, (F) forgive or cancel any indebtedness owing to the Kelco Business or waive any claims or rights of material value other than in the ordinary course of business, and (G) enter into a legally binding agreement to do any of the things set forth in this clause (vi); and (vii) notwithstanding anything in this Section 5.02 to the contrary, not cause or permit any unconsolidated Subsidiary to engage in any activity (including without limitation the incurrence of indebtedness of any nature whatsoever) outside the ordinary course of its business.

          5.03.   Access.  From the date hereof and prior to the
                  ------
Closing, Merck shall to the extent permitted by law provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Kelco Business and the transactions contemplated by this Agreement, and shall provide Buyer and its representatives, accountants and lenders reasonable access during regular business hours and upon reasonable notice to the employees, properties, books and records of the Kelco Business as Buyer may from time to time reasonably request. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Merck beyond those specifically set forth in this Agreement. Until the Closing, all such information and access shall be subject to the terms and conditions of the Confidentiality Agreement.

          5.04.  No Solicitation of Transactions.  Until the
                 -------------------------------
Closing or the prior termination of this Agreement in accordance with its terms, Merck shall not, nor shall it permit any of its officers or directors or other representatives to, solicit or participate in discussions with, or, except as may be legally required, provide any information to, any corporation, partnership, person or other entity or group concerning any merger, consolidation, recapitalization, sale of substantial assets, sale of capital stock or similar transaction involving the Kelco Business.

          5.05.   Confidentiality.  If the transactions
                  ---------------
contemplated by this Agreement are consummated, Merck and its Affiliates will maintain the confidentiality of all information, documents and materials relating to the Kelco Business which remain in their possession or are obtained pursuant to
Section 6.02 (other than any of the foregoing which relates to any Excluded Assets or Retained Liabilities), except to the extent disclosure of any such information is authorized by Buyer or is compelled by law or legal process or is needed by Merck or any of its Affiliates in connection with any Retained Liabilities or Excluded Assets or any then pending or threatened Litigation or to enable them to comply with the provisions of this Agreement, in any of which cases Merck shall notify Buyer of the nature of such disclosure at least three days prior to such disclosure, if practicable under the circumstances, and if not, as much in advance of disclosure as practical under the circumstances. The provisions of this Section 5.05 shall not apply to any information, documents or material which are in or come into the public domain other than by reason of a breach of this Section 5.05. In the event of the breach of any of the provisions of this Section 5.05, Buyer, in addition to other rights and remedies existing in its favor, shall be entitled to injunctive relief or other equitable remedies (without the posting of a bond or other security).

          5.06.  Books and Records; Personnel.  For a period of
                 ----------------------------
seven years from the Closing Date:

                    (a) No Seller shall dispose of or destroy any of the Retained Books and Records without first offering to turn over possession thereof to Buyer, at Buyer's cost, by written notice to Buyer at least 30 days prior to the proposed date of such disposition or destruction.

                    (b) Sellers shall allow Buyer and its respective agents reasonable access to all Retained Books and Records relating to the Kelco Business in Sellers' possession and not in Buyer's possession during normal working hours at such Seller's principal place of business or at any location where such Retained Books and Records are stored, and Buyer shall have the right, at its own expense, to make copies of such Retained Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of such Seller's business, and provided further that (i) if disclosure of any information contained in the Retained Books and Records is compelled by legal process, and such information is not publicly available and disclosure thereof would adversely affect such Seller, such Seller shall have the right to contest the disclosure of such information

(which it shall do promptly and with diligence or it shall forfeit such right) and shall indemnify Buyer and its Affiliates and hold them harmless against any Losses incurred by any of them by reason of the non-disclosure of such information, and (ii) if disclosure of any such information is not compelled by legal process, such Seller shall first have the opportunity to require Buyer not to disclose such information by agreeing in writing, in form and substance reasonably satisfactory to Buyer, to assume any liability occasioning Buyer's request or otherwise to indemnify Buyer and its Affiliates and hold them harmless against any Losses incurred by any of them by reason of such non-disclosure.

                    (c) Sellers shall make available to Buyer upon written request (i) copies of any Retained Books and Records,
(ii) such Seller's personnel to assist Buyer in locating and obtaining any Retained Books and Records, and (iii) any of their personnel whose assistance or participation is reasonably required by Buyer or any of its Affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which Buyer or any of its Affiliates is involved. In addition, Sellers shall otherwise cooperate with any reasonable request of Buyer in connection with the performance, defense or discharge of the Assumed Liabilities. Buyer shall reimburse
Sellers for the reasonable out-of-pocket expenses incurred by them in performing the covenants contained in this
Section 5.06(c), and Buyer shall reimburse Sellers for the reasonable value of the time spent by such personnel in compliance with such clause (iii) of the first sentence of this
Section 5.06(c) or the second sentence of this Section 5.06(c).

          5.07.  Further Assurances.  At any time or from time to
                 ------------------
time after the Closing, Sellers shall execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to accomplish the consummation of the transactions contemplated hereby.

          5.08.   Real Estate Matters.  Seller agrees to use
                  -------------------
commercially reasonable efforts to obtain the following items prior to the Closing or as soon thereafter as is reasonably possible:

                    (a)   Title Insurance.  Sellers will use
                          ---------------
commercially reasonable efforts to obtain, at their own cost and expense, an ALTA Owners or Leasehold Policy of Title Insurance, as the case may be, Form 1992, for each of the Properties located in the United States (except as otherwise noted on Schedule 3.06) and such coverage as is customarily obtained and otherwise acceptable to the Buyer for each of the Properties located outside of the United States (except as otherwise noted on Schedule 3.06), issued by Stewart Title or such other title insurer satisfactory to the Buyer (the "Title Insurer"), in such amount as the Buyer determines to be the fair market value (including all improvements thereon), insuring the Buyer's interest in such parcel, subject only to the Permitted Encumbrances. Each such commitment for a title insurance policy will (i) insure title to the related parcels of real estate and all recorded easements benefiting such parcel, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an endorsement insuring that the parcel described in such title insurance policy is the parcel shown on the survey delivered with respect to such parcel, (iv) contain an endorsement insuring that there is direct and unencumbered pedestrian and vehicular access to a public street from such parcel, (v) if the real estate covered by such policy consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (vi) not include any creditors' rights exception, provided that regulatory requirements in the applicable jurisdiction permit such exception to be deleted and (vii) contain a tax number endorsement and such other endorsements (including, without limitation, a zoning endorsement) as Buyer may reasonably request, provided the same are customarily obtained in transactions similar to the transaction contemplated hereby and are available at commercially reasonable rates. Sellers shall pay for and deliver all documents necessary for the issuance of a title policy (the "Title Policy") in the form of each commitment and endorsement referred to above.

                    (b)   Surveys.  Sellers shall use commercially
                          -------
reasonable efforts to procure, at their own cost and expense, current surveys of each of the Properties (except as otherwise noted on Schedule 3.06), prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for
Urban Land Title Surveys, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from each Title Policy, and certified to Buyer and the Title Insurer, in a form satisfactory to such parties. The survey shall disclose the location of all Improvements, easements, party walls, sidewalks, roadways, utility lines, and such matters shown customarily on such surveys, and showing access affirmatively to public streets and roads, and including such items in Table A as are required to obtain the title endorsements described in (a) above.

                    (c)   Estoppel Letter.  Sellers shall use
                          ---------------
commercially reasonable efforts to obtain an Estoppel Letter (the "Estoppel Letter") with respect to each parcel of Leased U.S. Real Property and Leased Foreign Real Property listed on Schedule
3.06 from the landlords, lessors, sublessors or licensors for such Property in form and content reasonably satisfactory to Buyer, stating that: a copy of the Lease, attached to the Estoppel Letter, is a true, correct and complete copy of the lease, sublease, license or tenancy agreement and represents the entire agreement between the landlord and the Sellers; to the landlord's knowledge the Sellers are not in breach or default under the Lease, and no event has occurred which would with notice or passage of time, or both, constitute a breach or default or permit termination, modification, or acceleration under any such lease, tenancy agreement, license or sublease and the landlord has not repudiated any provision of the lease, tenancy agreements, license or sublease; all rent and other payments owed by the tenant to the landlord have been paid to date; to the landlord's knowledge there are no disputes, oral agreements or forbearance agreements in effect as to the Lease; and that the landlord consents to the assignment of the Lease.

          5.09.   Kelco Oil Field Group Inc.  Within 30 days
                  -------------------------
after the Closing Date, Merck will take all actions necessary to effect a change in the name of Kelco Oil Field Group Inc. to a name reasonably acceptable to Buyer.

          5.10.   Certain Technology.  In the event that there is
                  ------------------
Merck technology not within Proprietary Rights which, as of the date hereof, is used or intended by Merck and the Kelco Business for use in the Kelco Business, Merck agrees to grant and hereby grants to Buyer a perpetual, non-exclusive, worldwide, paid-up license under Merck's rights to the technology for Buyer to use such technology as so used or intended for use solely in the Kelco Business. In the event that there is technology within Proprietary Rights which, as of the date hereof, is used or intended by Merck for use in Merck's business (other than in the Kelco Business), Buyer agrees to grant and hereby grants to Merck a perpetual, non-exclusive, worldwide, paid-up license under Buyer's rights to the technology for Merck to use such technology as so used or intended for use solely in Merck's business (other than the Kelco Business). For purposes of this Agreement, "technology" shall not include trademarks, service marks, trade names, copyrights or logos.

          5.11.   Danville Phase II.  The Phase II Program as
                  -----------------
described in Schedule 5.11 (the "Phase II Program"), at the Danville, Pennsylvania facility is an ongoing capital program which will not be completed prior to the Closing. Merck through and after the Closing shall be responsible, at its cost and expense, for the Phase II Program and such Program shall be completed and be brought into operation subsequent to the Closing.

                               ARTICLE VI

                           COVENANTS OF BUYER
                           ------------------

             Buyer hereby covenants and agrees with Merck as follows:

          6.01.   Cooperation by Buyer.  (a)  From the date
                  --------------------
hereof and prior to the Closing, Buyer will use its reasonable best efforts and will cooperate with Merck, to promptly secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, including without limitation, under the HSR Act or from any Governmental Authority, as shall be required in order to enable Buyer to promptly effect the transactions contemplated hereby, and will otherwise use its reasonable best efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.


                    (b) In connection with the foregoing, Buyer shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade or regulatory laws or regulations of any Governmental authority.

          6.02.   Books and Records; Personnel.  For a period of
                  ----------------------------
seven years from the Closing Date:

                    (a) Buyer shall not dispose of or destroy any of the Books and Records that may be relevant to Sellers without first offering to turn over possession thereof to Sellers, at Sellers' cost, by written notice to Sellers at least 30 days prior to the proposed date of such disposition or destruction.

                    (b) Buyer shall allow Sellers and their agents reasonable access to all Books and Records in Buyer's possession and not in Sellers' possession during normal working hours at the principal place of business of the Kelco Business or at any location where any Books and Records are stored, and Sellers shall have the right, at their own expense, to make copies of any such Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer's business, and provided further that (i) if disclosure of any information contained in the Books and Records is compelled by legal process, and such information is not publicly available and disclosure thereof would adversely affect Buyer, Buyer shall have the right to contest the disclosure of such information (which it shall do promptly and with diligence or it shall forfeit such right) and shall indemnify Sellers and their Affiliates and hold them harmless against any Losses incurred by any of them by reason of the non-disclosure of such information, and (ii) if disclosure of any such information is not compelled by legal process, Buyer shall first have the opportunity to require Sellers not to disclose such information by agreeing in writing, in form and substance reasonably satisfactory to Merck, to assume any liability occasioning Sellers' request or otherwise to indemnify Sellers and their Affiliates and hold them harmless against any Losses incurred by any of them by reason of such non-disclosure.

                    (c) Buyer shall make available to Sellers upon written request (i) copies of any Books and Records, (ii) Buyer's personnel to assist Sellers in locating and obtaining any Books and Records, and (iii) any of Buyer's personnel whose assistance or participation is reasonably required by Sellers or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which any of Sellers or any of their Affiliates is involved. In addition, Buyer shall otherwise cooperate with any reasonable request of Sellers in connection with the performance, defense or discharge of the Retained Liabilities. Merck shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 6.02(c), and Merck shall reimburse Buyer for the reasonable value of the time spent by such personnel in compliance with such clause (iii) of the first sentence of this Section 6.02(c) or the second sentence of this
Section 6.02(c).

          6.03.   Bonds.  At the Closing, Buyer will deliver
                  -----
to Merck Bonds in an aggregate principal amount and with
terms and from banks or other financial institutions,
insurance companies or surety companies reasonably satisfactory to Merck, to replace (or, to the extent required as described above, to collateralize) (i) any performance bonds, payment bonds, bid bonds, letters of credit and similar instruments ("Bonds") relating to the Kelco Business, which are in existence on the date hereof and listed on the Disclosure Schedule and (ii) such other Bonds obtained by the Kelco Business in the ordinary course of business after the date hereof (provided that Merck informs Buyer of the creation of any such Bonds (in each case, or portions thereof)) and remaining outstanding on the Closing Date with respect to which Merck or any of its Affiliates will have any liability after the Closing, provided that if any Bonds are issued during the seven days
- --------
immediately preceding the Closing Date, Buyer shall replace such Bonds within 14 days after the Closing Date.

          6.04.   Further Assurances.  At any time or from time
                  ------------------
to time after the Closing, Buyer shall, at the request of Merck and at Merck's expense, execute and deliver any further instruments or documents and take all such further action as Merck may reasonably request in order to accomplish the consummation of the transactions contemplated hereby.

                              ARTICLE VII

                         ADDITIONAL AGREEMENTS
                         ---------------------

             Merck and Buyer hereby covenant and agree with one another as follows:

          7.01.   Excluded Assets of the Subsidiaries.  Merck
                  -----------------------------------
shall have the right to cause the Subsidiaries to transfer at any time prior to the Closing, to any Affiliate, by dividend or otherwise without consideration, any assets owned by it which are Excluded Assets; provided that Merck shall indemnify Buyer and
                 --------
its Affiliates and hold each of them harmless from and against any Loss attributable to all liabilities and obligations, including all Taxes, that may arise as a result of any such transfer.

          7.02.   Ancillary Agreements.  (a)  Merck and Buyer
                  --------------------
shall execute and deliver a Contract Manufacturing Agreement for the production of biogum at Merck's Danville, Pennsylvania facility in the form attached as Exhibit 7.02(a) (the "Contract Manufacturing Agreement"). Merck and Buyer further agree that Buyer will have the option, exercisable during the twenty-fourth month period following the Closing Date, to acquire from Merck for the sum of $1.00 any or all of the personal property and equipment solely used in the manufacture of Xanthan gum including property and equipment to be deployed during the completion of Phase II (the "Equipment") and Merck agrees to lease (on a triple net basis) to Buyer for a nominal amount upon the exercise of such option the applicable real property and/or portion of a building (the "Space"), used (or to be used during Phase II) in connection with the development and production of Xanthan gum products at Merck's Danville, Pennsylvania facility (the "Danville Option"). Schedule
5.11 includes a list of all material Equipment currently in place in the Danville, Pennsylvania plant and all such Equipment to be deployed during the completion of Phase II.

             The sale of Equipment and lease of Space contemplated by the Danville Option shall take place thirty six months after the Closing Date. Merck and Buyer agree to begin within six months following the Closing to negotiate in good faith (x) the process for transferring the Equipment and leasing (on a long-term basis terminable by Buyer on reasonable notice) the Space to Buyer in the event of Buyer's exercise of such option, (y) the provision by Merck for such term as the parties may agree of such support services to Buyer at the Danville facility as the parties may agree upon, which shall include leasing Merck's then existing employees at such facility, and (z) provisions to be applicable in the event Buyer exercises the Danville Option, including an appropriate covenant not to compete with respect to the production of Xanthan gum. The Contract Manufacturing Agreement shall terminate upon the sale of the Equipment and lease of Space.

             In the event that Buyer exercises the Danville Option, Merck personnel shall be entitled to enter the Space in order to use the fermenter at that location which is currently being used to produce asparagenase and as may be required for regulatory inspections in connection therewith. Such fermenter is not currently used by Merck in its production of Xanthan gum, and is not contemplated to be so used in the future. Merck shall be granted reasonable access to such fermenter and Buyer hereby agrees that it will not use such fermenter for any purpose.
Merck shall indemnify Buyer for any Loss incurred by Buyer in connection with Merck's use of the fermenter referred to in this paragraph.

             In the event that Buyer shall exercise the option to extend the Contract Manufacturing Agreement in accordance with
Section 13.1 thereof, then Buyer shall have the additional option, exercisable from the thirty-sixth month following the Closing Date and ending on the forty-eighth month following the Closing Date, to purchase the Equipment and lease the Space on the same terms as the Danville Option, except that the sale of the Equipment and lease of the Space shall occur twelve (12) months after the exercise of such additional option.

                    (b) Merck and Buyer shall execute and deliver a Gelrite Supply Agreement for the production of Gelrite gellan gum in the form attached as Exhibit 7.02(b).

                    (c) Merck and Buyer shall execute and deliver a Lovastatin Supply Agreement for the production of lovastatin fermentation solids in the form attached as Exhibit 7.02(c).

                    (d) Merck and Buyer each covenant and agree to use their reasonable efforts to amend, or to cause to be amended, the automobile leases relating to the vehicles primarily related to the Kelco Business that are currently leased to Merck or its Affiliates (collectively, the "Master Leases") so as to cause Buyer to become the lessee of all such vehicles on terms no less favorable in the aggregate to the lessee than the terms of the Master Leases are to Merck and its Affiliates.

          7.03.   Covenant Not to Compete.  (a)  For the period
                  -----------------------
ending on the seventh anniversary of the Closing Date, neither Merck nor any subsidiary or Affiliate (other than Affiliates in which Merck owns less than a 25% equity interest and has no involvement with any product that would be prohibited pursuant to this Section 7.03, (it being understood that Merck may be involved in other aspects of such Affiliate's business)) of Merck, so long as they are owned or controlled, directly or indirectly, by Merck, shall engage (including through the provision of management or advisory services or through a joint venture or partnership), anywhere in the world, in the manufacture, sale, or distribution of any product being developed, manufactured, sold, or distributed by the Kelco Business on the Closing Date; provided, however, that nothing
                              --------  -------
contained herein shall preclude Merck or any subsidiary or Affiliate of Merck from acquiring any interest in any business (the "Acquired Business") some or all of the operations of which would otherwise violate the foregoing prohibitions (the "Competing Operations") so long as the acquiring entity divests itself of the Competing Operations as soon as practicable, but no later than 12 months, after such acquisition.

                    (b)   For the period ending on the third
anniversary of the Closing Date, without the prior written consent of Buyer neither Seller nor any subsidiary shall induce or attempt to induce any employee of the Kelco Business to leave the employ of Buyer or any of its subsidiaries. Sellers will not hire without the prior written consent of Buyer any person who is listed on Exhibit 7.03 (a "Restricted Employee") for one year after any such Restricted Employee voluntarily leaves the employ of Buyer.

                    (c) Without intending to limit the remedies available to Buyer, Merck agrees that damages at law would be an insufficient remedy to Buyer in the event of any breach by Merck or any subsidiary of Merck of this Section 7.03 and that Buyer shall be entitled to injunctive relief or other equitable remedies in the event of any such breach (without the posting of a bond or other security).

                    (d) If any of the provisions of this Section 7.03 are held to be unenforceable because of the scope, term or area of their applicability, then the court making such determination shall modify such scope, term or area or all of them to the extent necessary to render this Section 7.03 enforceable under applicable law, and such provisions shall then be enforced in such modified form.

          7.04.   Intercompany and Intracompany Accounts.  (a)
                  --------------------------------------
All claims and accounts among and between business units of the Kelco Business outstanding at the Closing shall remain outstanding and shall continue to be claims and obligations of one business unit of the Kelco Business against another business unit of the Kelco Business

(the "Kelco Business Intracompany Accounts"). In preparing a combined balance sheet for the Kelco Business as of the Closing, the Kelco Business Intracompany Accounts shall offset each other and shall net to zero.

                    (b) All accounts or obligations between Merck and its Affiliates, on the one hand, and the Subsidiaries, on the other hand, that are not Kelco Business Intracompany Accounts, shall be settled prior to the Closing Date.

                    (c) All accounts between the Kelco Business (other than the Subsidiaries), on the one hand, and Merck and its Affiliates, on the other hand, that are not Kelco Business Intracompany Accounts, shall remain outstanding and shall be Excluded Assets or Retained Liabilities, as the case may be.

          7.05.   Taxes.  (a)  Returns and Payments.  Buyer shall
                  -----        --------------------
cause the Subsidiaries to consent to join, for all taxable periods of the Subsidiaries ending on or before the Closing Date for which the Subsidiaries are eligible to do so, in any consolidated federal income tax returns which Sellers shall request them to join. Buyer agrees to cooperate with Sellers and their affiliates in the preparation of the portions of such returns pertaining to the Subsidiaries, and hereby agrees to take no position inconsistent with the Subsidiaries being a member of the consolidated groups to which such returns relate. Sellers shall cause to be timely paid all Taxes to which such returns relate for all periods covered by such returns.

                    (b)   Tax Indemnification by Sellers.  Except
                          ------------------------------
as otherwise provided in Sections 7.05(b), 7.05(c) and 7.05(d), Sellers shall be liable for, and shall indemnify Buyer and the Subsidiaries and hold them harmless from and against any Loss attributable to (i)(a) any and all Income Taxes for any Pre-Closing Tax Period due or payable by the Subsidiaries with respect to the Subsidiaries, and (b) any Taxes attributable to any amounts that the Subsidiaries are required to include in income after the Closing as a result of a change in method of accounting for a Pre-Closing Tax Period, as a result of any closing or other agreement entered into with any taxing authority prior to the Closing, or as a result of a sale of property prior to the Closing reported on the installment method, (ii) (a) any Taxes of any member of any affiliated group of which any of the Sellers or Subsidiaries is or was a member assessed against any Subsidiary for any taxable period of such affiliated group ending on or before or including the Closing Date by reason of its being liable under Treasury Regulations Section 1.1502-6 or any analogous state, local, or foreign tax law, (b) any Taxes for which the Kelco Business or any Subsidiary is liable as successor or transferee where the Kelco Business or Subsidiary became a successor or transferee on or before the Closing Date, and (c) any Taxes for which the Kelco Business or any Subsidiary is liable as a result of a Tax allocation, indemnification or other similar agreement entered into pursuant to (x) the sale of any subsidiary of any Subsidiary or (y) the sale of any assets of any Subsidiary outside of the ordinary course of business, in each case prior to the Closing Date, and (iii) any Other

Taxes payable with respect to either (a) any Pre-Closing Tax Period or
(b) with respect to Other Taxes which are not reported on a periodic basis, any Other Taxes payable with respect to transactions occurring prior to the Closing, except that (iv) with respect to Other Taxes payable by the Subsidiaries with respect to taxable periods beginning prior to and ending after the Closing Date (a "Straddle Period"), Sellers' liability shall be limited (a) in the case of sales, transfer, excise, withholding, value added, gross receipts and any other taxes levied on transfers or transactions, to tax liabilities accruing with respect to transfers or transactions occurring on or before the time of Closing, and (b) in the case of any taxes not otherwise enumerated other than Property Taxes (the liability for which shall be determined under Section 7.05 (k) hereof), to tax liabilities attributable, on a days-elapsed basis, to any Pre-
Closing Tax Period. Any amounts owed by Sellers to Buyer pursuant to this paragraph shall be paid by Sellers within five days of Buyer's request therefor or five days prior to the date on which Buyer is required to cause to be paid the related Tax liability, whichever is later.

                    (c)   Tax Indemnity by Buyer.  Except where this
                          ----------------------
Agreement otherwise allocates liability in respect of Taxes to Sellers, Buyer shall be liable for, and shall hold Sellers harmless from and against any Loss attributable to (i) any and all Income Taxes for any taxable period beginning after the Closing Date (and any Taxes attributable to any transactions entered into on the Closing Date after the Closing outside the ordinary course of any Subsidiary's business), due and payable by the Subsidiaries, (ii) any and all Other Taxes due and payable by the Subsidiaries other than (a) Other Taxes referred to in
Section 7.05(b)(iii) or (iv) for which Sellers have indemnified Buyer or (b) Property Taxes (the liability for which shall be determined under Section 7.05 (k) hereof), (iii) any and all Taxes arising from any sale or other disposition of assets of the Subsidiaries after the Closing (including on the Closing Date).
Any amounts owed by Buyer to Sellers pursuant to this paragraph shall be paid by Buyer within five days of Sellers' request therefor or five days prior to the date on which Sellers are required to cause to be paid the related Tax liability, whichever is later.

                    (d)   Allocation of Certain Income Taxes.  Any
                          ----------------------------------
Income Taxes with respect to the Subsidiaries attributable to a Straddle Period shall be apportioned between Sellers and Buyer based on the actual operations and transactions of the Subsidiaries during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.05(b), (c) and (d), each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); provided, however, that such apportionment shall
                 --------  -------
exclude any income, gain, loss, credit or deduction arising from any transactions entered into on the Closing Date after the Closing outside the ordinary course of any Subsidiary's business and such transactions shall be allocated to the period beginning on the day following the Closing Date; provided further, however,
                                       -------- -------  -------
that to the extent estimated Income Taxes have been paid prior to the Closing Date with respect to a Straddle Period, Sellers' liability with respect thereto shall be reduced by that amount;

provided, further, that if such payment of estimated Income Taxes
- --------  -------
exceeds the Tax liability Sellers would have owed with respect to the pre-Closing portion of such Straddle Period if such period had constituted a separate taxable period (without regard to refunds or carrybacks which are treated in Section 7.05(f)(iii)), Buyer shall pay Sellers the amount of such excess within five days of the receipt of a Tax Benefit in the form of a Tax refund or interest with respect to such refund or diminution of Taxes owing on the due date for payment of such Taxes (reduced by any net Tax Detriment imposed with respect to such Tax refund or any interest paid with respect to such refund). Any amounts owed by Sellers to Buyer pursuant to this paragraph shall be paid by Sellers within five days of Buyer's request therefor or five days prior to the date on which Buyer is required to cause to be paid the related tax liability, whichever is later.

                    (e)   Filing Responsibility.  Sellers shall prepare
                          ---------------------
and file on behalf of any of the Subsidiaries which are either
United States or Canadian corporations all Returns with respect to either (a) Pre-Closing Tax Periods or (b) to the extent not covered in (a), Other Taxes for which Sellers have liability pursuant to Section 7.05(b)(iii). Buyer shall prepare and file, or shall cause the Subsidiaries to prepare and file, (x) as reasonably directed (except where it would be, in Buyer's good faith reasonable judgment, inconsistent with applicable Tax law) by Sellers all Returns for (a) all Pre-Closing Tax Periods and
(b) to the extent not covered in (a), Other Taxes for which Sellers have liability pursuant to Section 7.05(b)(iii), in each case for which Sellers do not have filing responsibility pursuant to this Section 7.05(e), (y) subject to Sellers' reasonable review and approval, and consistent with past practice (except where it would be, in Buyer's good faith reasonable judgment, inconsistent with applicable Tax law), all Returns with respect to Straddle Periods (a "Straddle Return"), and (z) all other
Returns for which Sellers do not have filing responsibility pursuant to this Section 7.05(e). Buyer and Sellers shall cooperate in the preparation of all Straddle Returns. If Buyer and Sellers cannot agree on (i) the reporting position to take with respect to such Straddle Returns, (ii) the allocation of Taxes between Buyer and Sellers with respect thereto or (iii) whether any position taken on a return described in clause (x) of the second sentence of this paragraph (e) is inconsistent with applicable Tax law, such dispute shall be resolved by prompt submission to an arbitrator, which arbitrator shall be a "Big
Six" accounting firm acceptable to Buyer and Sellers and not affiliated with either. The costs of such arbitration shall be borne equally by Buyer and Sellers.

                    (f)   Refunds and Carrybacks.  (i)  Except as
                          ----------------------
provided in (vi) below, Sellers shall be entitled to any refunds of Income Taxes paid by or on behalf of the Subsidiaries (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods ending on or before the Closing Date.

                    (ii)  Buyer or the Subsidiaries, as the case
may be, shall be entitled to any refunds of Income Taxes paid by or on behalf of the Subsidiaries (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods beginning on or after the Closing Date.

                    (iii) Sellers and Buyer shall allocate refunds of Income Taxes of the Subsidiaries (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods described in Section 7.05(d) to whichever of Sellers, Buyer, or both initially bore the items to which such refund is attributable.

                    (iv) If Other Taxes attributable to the pre-Closing Date portion of taxable periods which begin prior to and end after the Closing Date are less than the payments of such Taxes made by Sellers or, prior to the Closing Date, by the Subsidiaries, as the case may be, with respect to such period, Buyer and the Subsidiaries, as the case may be, shall pay or shall cause to be paid to Sellers the excess of such previous payments over any Other Taxes attributable to such pre-Closing periods immediately upon the receipt by Buyer or the Subsidiaries of the benefit of such excess payments through any refund, credit, or reduction in any Tax payment required to be made by Buyer or the Subsidiaries after the Closing. Sellers shall be entitled to any refunds or credits of Other Taxes for which Sellers are liable pursuant to Section 7.05(b)(iii). Buyer or the Subsidiaries, as the case may be, shall be entitled to any other refunds or credits of Other Taxes.

                    (v) Buyer shall cause the Subsidiaries promptly to forward to Sellers or to reimburse Sellers for any refunds due Sellers (pursuant to the terms of this Section 7.05) after receipt thereof (less any net Tax Detriment imposed with respect to such refunds or any interest paid with respect to such refunds), and Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds due Buyer (pursuant to the terms of this Section 7.05) after receipt thereof (less any net Tax Detriment imposed with respect to such refunds or any interest paid with respect to such refunds). In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Taxes against which such refund has been credited. If any of the Sellers reasonably so requests, Buyer shall cause the Subsidiaries, at Seller's expense, to file for and pursue any refund to which the Sellers are entitled under this Section 7.05. If the Buyer reasonably so requests, Sellers shall file for and, at Buyer's expense, pursue any refund to which Buyer and the Subsidiaries are entitled to under this Section 7.05.

                    (vi) Buyer and the Subsidiaries agree that if the Subsidiaries carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("Subsequent Loss") into any taxable period beginning before the Closing Date, then (a) Buyer shall be entitled to any Tax Benefit or refund of Taxes realized as a result thereof with respect to any Tax not reported on a consolidated or combined basis, and (b) Sellers shall be entitled to any other Tax Benefit or refund of Taxes realized as a result thereof, subject to
Section 7.05(f)(iii).

                    (g)   Cooperation.  After the Closing Date, each of
                          -----------
Buyer and any of Sellers shall make available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Sellers and the Subsidiaries for all periods prior to or including the Closing Date (and access to Tax personnel having knowledge thereof) and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof. Buyer shall prepare and provide to Sellers such federal, state, local and foreign Tax information packages as Sellers shall request for Sellers' use in preparing any Return that relates to Sellers (in respect of the Kelco Business) or the Subsidiaries. Such Tax information packages shall be completed by Buyer and provided to Sellers within the time period that is consistent with such Subsidiary's past practice, but in no event sooner than 90 days after the close of the relevant taxable year. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

                    (h)   Audits.  Buyer shall promptly notify Sellers
                          ------
in writing upon receipt by Buyer or any Affiliate of Buyer
(including the Subsidiaries) of notice of any pending or threatened Tax audits or assessments which may affect the Tax liabilities of Sellers or the Subsidiaries for which Sellers would be liable under Section 2.02(d) or 7.05. Sellers shall have the sole right to represent their own interests and the interests of any of the Subsidiaries in any tax matter, including any audit or administrative or judicial proceeding, the settlement of such audit or proceeding or the filing of any amended return (a "Tax Matter"), involving a Tax liability or potential Tax liability for which Sellers would be liable under
Section 2.02(d) or 7.05, or a refund arising with respect to a Pre-Closing Tax Period to which Sellers would be entitled pursuant to Section 7.05(f)(v), and to employ counsel of their choice at their expense. Buyer agrees that it will cooperate fully with Sellers and their counsel in the defense or compromise of any Tax Matter.

                    (i)   Purchase Price.  The Purchase Price
                          --------------
Allocation shall be determined as specified in Section 2.06.

                    (j)   Tax Sharing.  As of the Closing, the
                          -----------
Subsidiaries shall have no rights or obligations with respect to any taxable period under any tax-sharing or similar agreement other than pursuant to this Agreement.

                    (k)   Property Taxes.  At the Closing, all Property
                          --------------
Taxes relating to the Assets or the Subsidiaries, and arising with respect to the current fiscal period, shall be allocated between Buyer and Merck on a days-elapsed basis with the Closing
Date being treated as a day elapsed for this purpose.  In
accordance with the preceding sentence, (i) with respect to
Property Taxes for the current fiscal period paid in advance of the Closing, Buyer shall pay to Sellers at the Closing as a purchase price adjustment an amount representing the post-Closing
Date portion of any such taxes, and (ii) with respect to Property
Taxes for the current fiscal period which are payable in arrears, Sellers shall pay to Buyer at the Closing as a purchase price adjustment an estimated amount representing the portion of such Property Taxes that relates to the period that precedes and includes the Closing Date (calculated based on the amount of Property Taxes paid for the immediately preceding comparable fiscal period if such figure has not otherwise been determined by the relevant Taxing Authority) and shall pay to Buyer promptly upon request such additional amount as is equal to the difference between the actual amount of Property Taxes paid for such period and the estimated amount paid to Buyer at Closing; provided, however, that in each case,
                          --------  -------
Sellers' liability shall be limited to its share of the Property Tax liability calculated by disregarding any increase in assessment attributable to the transactions described in this Agreement.

                    (l)   Section 338(h)(10) Elections.  If Buyer
                          ----------------------------
requests, Sellers and Buyer shall join in timely making one or more elections under Code Section 338(h)(10) with respect to those Subsidiaries designated by Buyer (and any similar elections under state, local or foreign Tax law) (collectively, a "Section 338(h)(10) Election"). Buyer shall prepare and file the forms with respect to such Section 338(h)(10) Elections in accordance with applicable law and consistent with the Purchase Price Allocation. Sellers shall pay (and indemnify Buyer and its Affiliates against any Losses attributable to) any Taxes imposed as a result of such Section 338(h)(10) Elections, including any Taxes attributable to the making of an election under state, local or foreign Tax law corresponding to an election under Code
Section 338(g) where (a) a taxing jurisdiction does not recognize an election corresponding to an election under Code Section 338(h)(10) or (b) a taxing jurisdiction does not apply its provisions corresponding to Code Section 338(h)(10) (because, for example, the Sellers' federal consolidated group is different from the Sellers' state combined or consolidated group).

                    (m)   Purchase Price Adjustment.  Any payments made
                          -------------------------
pursuant to this Section shall be treated as an adjustment to the Purchase Price for Tax purposes.

                    (n) Buyer shall be entitled to deduct from any amount payable to a Seller hereunder any Tax imposed on such Seller and required to be withheld under applicable Tax law from such payment, provided that any amount so withheld is paid to the proper taxing authority and Buyer provides the Seller with reasonably satisfactory evidence of the payment thereof. Sellers shall reimburse Buyer for any such withholding Tax imposed with respect to any payment hereunder and paid by Buyer to a taxing authority to the extent that such withholding Tax was not withheld from a payment to Sellers hereunder.

                    (o)   Sellers shall cooperate with Buyer
in determining the Tax costs and benefits to Sellers and Buyer from restructuring the acquisition of Kelco

International Limited and Kelco Specialty Colloids, Ltd. (the "Foreign Subsidiaries") and any of their subsidiaries in whole or in part as an asset acquisition. If Buyer so requests, Buyer and Sellers shall negotiate in good faith to restructure the acquisition of the Foreign Subsidiaries and any of their subsidiaries designated by Buyer as an asset acquisition subject to the following qualifications:

                          (i) Buyer shall indemnify and hold harmless Sellers, the Foreign Subsidiaries and affiliates of either on an after-tax basis in respect of any Taxes incurred by Sellers, the Foreign Subsidiaries and affiliates of either to the extent in the aggregate in excess of the Taxes that would have been imposed had Sellers sold the shares of the Foreign Subsidiaries to Buyer -- any payment made pursuant to this clause (i) shall be calculated taking into account, in each case, the impact of foreign Tax credits arising from the transaction to the extent actually utilizable by Sellers, computed on a present-value basis (it being understood that Sellers, the Foreign Subsidiaries and affiliates of either shall be compensated and made whole for any net detriment they suffer on account of the application of such foreign tax credits in connection with such restructuring, such compensation to be paid promptly upon written request therefor by Sellers at any time on or after the date Sellers, the Foreign Subsidiaries or affiliates of either suffer such detriment by reason of an increased Tax payment);

                          (ii) The transaction as restructured does not result in any aggregate additional costs or expenses to Sellers, the Foreign Subsidiaries and affiliates of either (on an after-tax basis and after taking into account any undertaking for payment of such costs or expenses by Buyer) when compared to the costs and expenses that Sellers would have incurred if the transaction had not been restructured;

                          (iii)  Buyer and Sellers are reasonably
             satisfied with the non-tax aspects of the restructuring; and

                          (iv)   Sellers and the Foreign Subsidiaries
             shall have no liability or exposure to Buyer or any third party with respect to the transaction as restructured (including under this Agreement) which Sellers and the Foreign Subsidiaries would not have had if the transaction had not been restructured (unless, with respect to any liability or exposure to a third party, Buyer indemnifies Seller). Notwithstanding anything contained herein, the failure of Buyer and Sellers to restructure the transaction as provided in this Section shall not be a condition to Closing and each party shall be obligated under such circumstances to consummate the transactions contemplated by this Agreement subject to the other terms and conditions of this Agreement.

          7.06.   Agreement with Bristol-Myers Squibb Company.
                  -------------------------------------------
Buyer acknowledges and agrees, solely with respect to the Assets and the Kelco Business, to be bound by the provisions of Section 7.03(a) of the Agreement of Purchase and Sale, dated as of November 2, 1994, by and among Merck, Calgon Vestal Laboratories, Inc., CVL Acquisition Corp. and Bristol-Myers Squibb Company; provided, however, that Buyer may manufacture product solely for testing and obtaining regulatory approvals. Buyer further covenants and agrees that, after the Closing Date, in connection with the Kelco Business, it shall not, in any manner, use the proprietary rights or proprietary technology of the CVL Business with respect to alginate based wound management technology, so long as such rights and technology remain proprietary.

          7.07.   Secrecy Agreements.  Merck shall use
                  ------------------
commercially reasonable efforts (without being obligated to make any payments therefor) to promptly obtain, either prior to or after the Closing Date, secrecy agreements in Buyer's standard format, a copy of which has been furnished to Merck, from Merck's employees who are materially involved in the production of Xanthan gum. After the Closing Merck shall use reasonable best efforts to enforce, at Buyer's request and on Buyer's behalf, Merck's rights under any secrecy agreement between Merck and Merck's employees who are involved in the production of Xanthan gum.

          7.08.   Foreign Approvals.  Buyer and Sellers shall
                  -----------------
cooperate to promptly identify any required approval from any foreign Governmental Authorities and each of them shall use their reasonable best efforts to obtain all required approvals from foreign Government Authorities as promptly as practicable. To the extent any such approval is required, and either cannot, or has not, been obtained prior to Closing, Buyer and Sellers shall cooperate to put into effect alternate arrangements with respect thereto, so that the Closing may take place and Buyer shall obtain the benefits with respect to the business for which the consents have not been obtained. Notwithstanding anything contained herein, Buyer and Sellers shall not be obligated to close the transactions contemplated hereby if the failure to obtain any such foreign approval would have a Material Adverse Effect, and Buyer and Seller shall be obligated, subject to the terms and conditions hereof, to close the transactions contemplated hereby, if the failure to obtain such foreign regulatory approval would not have a Material Adverse Effect.

                              ARTICLE VIII

                   CONDITIONS TO BUYER'S OBLIGATIONS
                   ---------------------------------

             The obligations of Buyer to purchase the Assets and the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          8.01.   Representations, Warranties and Covenants of Merck.
                  --------------------------------------------------
Merck shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Merck contained herein shall be true (except where the failure to be true would not (after giving effect to any adjustment with respect to Final Closing Working Capital) have a Material Adverse Effect or materially impair Merck's ability to consummate the transactions contemplated by this Agreement) when made and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date (except where the failure to be true would not have a Material Adverse Effect or materially impair Merck's ability to consummate the transactions contemplated by this Agreement). Buyer shall have received the Seller's Certificate.

          8.02.   No Prohibition.  No statute, rule or regulation
                  --------------
or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

          8.03.   Governmental Consents.  The applicable waiting
                  ---------------------
period under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.03 shall
- --------  -------
not apply if Buyer has directly or indirectly solicited or encouraged any such action.

          8.04.   Documents.  Buyer shall have received the
                  ---------
documents referred to in Section 2.01(c).

          8.05.   Agreements.  The agreements referred to in
                  ----------
Section 7.02 shall have been executed and delivered.

                               ARTICLE IX

                   CONDITIONS TO SELLERS' OBLIGATIONS
                   ----------------------------------

             The obligation of Sellers to sell the Assets and the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          9.01.   Representations, Warranties and Covenants of Buyer.
                  --------------------------------------------------
Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained herein shall be true (except where failure to be true would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or materially impair Buyer's ability to consummate the transactions contemplated by this Agreement) when made and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date (except where failure to be true would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or materially impair Buyer's ability to consummate the transactions contemplated by this Agreement). Merck shall have received the Buyer's Certificate.

          9.02.  No Prohibition.  No statute, rule or regulation
                 --------------
or order of any court or administrative agency shall be in effect which prohibits Merck from consummating the transactions contemplated hereby.

          9.03.   Governmental Consents.  The applicable waiting
                  ---------------------
period under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions; provided, however, that the provisions of this Section 9.03 shall
- --------  -------
not apply if Seller has directly or indirectly solicited or encouraged any such action.

          9.04.   Documents.  Merck shall have received the
                  ---------
documents referred to in Section 2.01(c).

          9.05.   Agreements.  The agreements referred to in
                  ----------
Section 7.02 shall have been executed and delivered.

                               ARTICLE X

             EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS
             ---------------------------------------------

          10.01.   Definitions.  (a)  The term "Employees" shall
                   -----------
mean all current employees (including those on temporary layoff, short-term disability or leave of absence, whether paid or unpaid and specifically excluding any independent contractor, consultant (other than those two individuals identified on Schedule 3.16 by an asterisk), adviser or agent or Employees on long-term disability as of the Closing), other than employees who are covered by a collective bargaining agreement (the "Union Employees"), of the Kelco Business, and the term "Employee" shall mean any of the Employees.

                    (b) The term "Company Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Kelco Business or in which employees of the Kelco Business participate or participated and which provides benefits to U.S. based or U.S. paid Employees or Union Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA, as well as any comparable benefit plans covering the Employees or Union Employees of any Subsidiary and the Employees or Union Employees located or paid outside the U.S.

                    (c) The term "Benefit Arrangements" shall mean each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental and hospitalization), savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices of the Kelco Business providing employee or executive compensation or benefits to Employees or Union Employees, other than the Company Benefit Plans or Foreign Benefit Plans.

                    (d) The term "Foreign Benefit Plans" shall mean plans, arrangements or understandings that would be Company
Benefit Plans or Benefit Arrangements but for the fact that such plans, arrangements or understandings cover or relate to Employees of the Subsidiaries and Employees located outside the U.S. and are not subject to ERISA.

          10.02.   Employment.  (a)  Except as provided in
                   ----------
Section 10.07, as of the Closing Date, Buyer shall offer employment to, and shall cause each Subsidiary to continue the employment of, all current Employees and Union Employees at salaries and wages and in positions that are substantially comparable in the aggregate to those in effect immediately prior to the Closing Date. Buyer shall assume all obligations of Seller and its Affiliates under all collective bargaining agreements and all employment, consulting and severance agreements with any Employee or Employees set forth on the Disclosure Schedule (except as noted thereon).

                    (b) Except as provided in Section 10.07, after the Closing Date, all Employees, other than Union Employees, who become employees of Buyer or its Affiliates as of the Closing
Date or who continue employment with any Subsidiary as of the Closing Date ("Buyer's Employees"), shall be treated in a similar manner as the other employees of Buyer similarly situated with respect to the terms and conditions of employment, and Buyer's Employees shall be entitled to participate on the same basis as other employees of Buyer and its Affiliates in all job training, career development and educational programs of Buyer and its Affiliates in connection with any management or executive job opportunities or any other promotional opportunities with Buyer and its Affiliates.

          10.03.   Pension Plans.  (a)  As of the Closing Date,
                   -------------
the Employees and Union Employees shall cease active participation in the following plans: (i) The Retirement Plan for the Salaried Employees of Merck & Co., Inc.; (ii) The Retirement Plan for the Hourly Employees of Merck & Co., Inc.;
(iii) Merck & Co., Inc. Employee Savings and Security Plan;
(iv) Merck & Co., Inc. Employee Stock Purchase and Savings Plan;
(v) Merck & Co., Inc. International Pension Plan; (vi) Merck Frosst Canada, Inc. Retirement Plan; and (vii) the Merck sponsored pension plans applicable to Employees in Australia and Japan (collectively, the "Pension Plans"); and Seller shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. The Pension Plans shall make distributions, if applicable, to Employees and Union Employees in accordance with their terms.

                    (b) Buyer and Merck acknowledge that (i) there shall be no transfer of assets from the Pension Plans to any benefit plan of Buyer or any of its Affiliates and Buyer and its Affiliates shall have no right, title or interest in respect of the assets of the Pension Plans and (ii) Buyer and its Affiliates shall have no liabilities or obligations with respect to the Pension Plans.

          10.04.   Severance.  (a)  Buyer agrees to provide
                   ---------
severance pay and other severance benefit entitlements which may be owing to any Employee or Union Employee whose employment is terminated other than for cause by Buyer or any Subsidiary within two years after the Closing Date. Such severance pay and severance benefit entitlements shall be determined (on an Employee by Employee basis) in accordance with the more favorable to the terminated Employee of (x) the severance policy of the Kelco Business applicable to such Employee as of the date hereof (copies of which have been furnished to Buyer), or (y) the severance policy of Buyer in effect at the time of such termination. Any severance payments to be made pursuant to this
Section 10.04 shall be made pursuant to Buyer's plan or plans which shall be amended to the extent necessary to effectuate the provisions of this Section 10.04. Buyer agrees to provide relocation expenses for Employees on international assignment to the extent payable under Buyer's plans or policies.

                    (b)   Buyer shall indemnify Merck and its
Affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them under the Worker Adjustment and Retraining Notification Act arising out of, or relating to, any actions taken by Buyer on or after the Closing Date.

          10.05.   Other Benefit Plans.  (a)  Except as provided in
                   -------------------
Section 10.07, following the Closing Date, Buyer shall provide Buyer's Employees with all of the compensation and benefit plans, programs and arrangements generally available to the other employees of Buyer similarly situated ("Buyer's Benefit Plans") and except as provided in Section 10.05(b), such Employees shall be eligible to participate in Buyer's

Benefit Plans on the same basis and under the same terms as the other employees of Buyer similarly situated.

                    (b)   Notwithstanding any other provision in
this Article X and subject to such information being accurately provided to Buyer, Buyer shall, and shall cause each Subsidiary to, grant all of Buyer's Employees and all Union Employees who are hired by Buyer ("Buyer's Union Employees") from and after the Closing Date credit for all service with Merck, any Subsidiary and their Affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Merck, such Subsidiary and their Affiliates including without limitation, vacation pay, severance plans or policies, eligibility for participation and vesting and, if applicable, early retirement eligibility in Buyer's Benefit Plans, including those providing retiree medical benefits, and any other seniority based plan, practice, policy or arrangement, except that Buyer's Employees and Buyer's Union Employees shall not receive credit for purposes of accrual of benefits under any defined benefit pension plans. To the extent Buyer's Benefit Plans include medical or dental benefits, such plans shall waive any pre-existing conditions and actively-at-work requirements and shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Buyer's Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

          10.06.   Vacation.  With respect to Buyer's Employees
                   --------
and Buyer's Union Employees, Buyer will recognize all accrued and unused vacation days which have accrued to Buyer's Employees and Buyer's Union Employees through the Closing Date and Buyer will allow Buyer's Employees and Buyer's Union Employees to take their accrued vacation days at any time following the Closing Date, assuming such accrued vacation days shall be taken in accordance with Buyer's vacation policy and so as not to disrupt Buyer's business.

          10.07.   Foreign Employees.  Notwithstanding any other
                   -----------------
provision in this Article X to the contrary, as of the Closing Date Buyer shall offer employment to, and shall cause each Subsidiary to continue the employment of, on substantially the same terms and conditions in the aggregate as in effect on the Closing Date all Employees and Union Employees employed by Merck, the Subsidiaries or their Affiliates, in connection with the Kelco Business who are employed outside the United States ("Foreign Employees") and to assume or retain, as the case may be, all liabilities and obligations of Merck and its Affiliates with respect to the Foreign Employees, which arise by reason of the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall not have any liability as a result of the termination or deemed termination of employment of any such Employee except such liability which results from any action by Buyer, the Subsidiaries or their Affiliates on or after the Closing Date (including on account of any change in the terms and conditions of employment and notwithstanding that Buyer may have complied with its obligations under the first sentence of this
Section 10.07).

          10.08.   Post-Retirement Health and Life Insurance Benefits.
                   --------------------------------------------------
With respect to the Employees and Union Employees who have retired prior to the Closing Date and who are eligible to retire as of the Closing Date even if they have not retired, Buyer and Merck agree that Merck and its Affiliates shall retain all liabilities and obligations to provide post-retirement health and life insurance benefits to such Employees and Union Employees; provided, however, that this Section
                               --------  -------
10.08 shall not be construed or interpreted to enlarge in any way the rights of such Employees or Union Employees with respect to such post-retirement benefits.

          10.09.   Foreign Pension Plans.  Buyer shall, or shall
                   ---------------------
cause the applicable Subsidiary to assume all assets, obligations and liabilities relating to the U.K. Pension Plan, the French Pension Plan and the German Pension Plan as of the Closing Date and Sellers shall retain all assets, obligations and liabilities with respect to all Pension Plans other than the U.K. Pension Plan, the French Pension Plan and the German Pension Plan. Prior to the Closing, (i) Merck shall contribute or cause to have been contributed to the U.K. Pension Plan such amount, if any, necessary so that the fair market value of the assets of such plan equals or exceeds the present value of the liabilities of the plan determined on an ongoing plan basis using the actuarial assumptions currently in effect for purposes of funding such plan, (ii) shall have or cause to have been contributed all amounts required to be contributed under the French Pension Plan in respect of all periods prior to the Closing, including for any partial plan year ending on the Closing Date, and (iii) shall or shall have caused the liabilities of the German Pension Plan to be reflected as a reserve included in current liabilities on the Balance Sheet. For purposes of the foregoing sentence, plan liabilities shall be determined at a level that is at least the same amount that would be required by SFAS No. 87. After giving effect to the contribution described in clause (i) of the preceding sentence, Merck shall cause the Trustee of the U.K. Pension Plan to review the actuarial assumptions currently in effect. To the extent that the Trustee recommends changes in such assumptions that would increase the Plan's liabilities, Merck agrees to contribute additional assets to the Plan up to a maximum of $1 million. Upon completion of the transfer, Merck and Sellers shall have no liabilities or obligations or rights relating to the U.K. Pension Plan, the French Pension Plan or the German Pension Plan. Buyer shall, with respect to Foreign Employees eligible to participate in the U.K. Pension Plan, the French Pension Plan and the German Pension Plan, recognize all service of such Foreign Employees with Merck and the applicable Subsidiary for all purposes under such Plan.

                               ARTICLE XI

                      TERMINATION PRIOR TO CLOSING
                      ----------------------------

          11.01.  Termination.   This Agreement may be terminated
                  -----------
at any time prior to the Closing:

                    (a) By the mutual written consent of Buyer and Merck; or

                    (b) By either Merck or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before September 30, 1995; or

                    (c) By either Merck or Buyer in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if (a) there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein and (b) such breach would result in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

          11.02.   Effect on Obligations.  Termination of this
                   ---------------------
Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 3.18, 4.07, 11.02, 12.01, 13.07, 13.09, 13.10,
13.11 and the last sentence of Section 5.03; provided, however, that termination pursuant to clause (b) or (c) of Section 11.01 by reason of breaches of covenants or agreements, or by reason of a breach by Buyer of its representations and warranties contained in Section 4.04 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                              ARTICLE XII

                            INDEMNIFICATION
                            ---------------
          12.01.   Survival.  Except as otherwise set forth in
                   --------
this Section 12.01, the representations and warranties made in this Agreement or in any agreement, certificate (including the Seller's Certificate and the Buyer's Certificate) or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall survive the Closing and remain in full force and effect for a period of two years after the Closing Date and the corresponding obligation to indemnify under Sections 12.02 (a) and 12.03(a) shall expire at such times unless a claim has been made prior thereto; provided, however,
                                            --------  -------
that the representations and warranties set forth in Section 3.14 and the covenants and agreements set forth in Section 7.05 shall remain in full force and effect until the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof); provided, however, that the sole
                                --------  -------
remedy for prosecuting any claim for breach of representation under Section 3.14 with respect to a Tax for which Sellers are liable under Section 7.05 shall be pursuant to, and in accordance with Section 7.05. In addition, the representations and warranties contained in Sections 3.05, 3.06(a), 3.06(b) and 3.11 shall survive forever. The representations and warranties contained in Section 3.17 shall survive the Closing and remain in full force and effect for a period of 13 months after the Closing Date.

          12.02.   Indemnification by Merck.  Subject to Section
                   ------------------------
12.05, Merck shall indemnify and hold harmless Buyer, its Affiliates, their respective officers, directors, employees and agents from and against any and all Losses (net of (x) reserves and liabilities to the extent included in the Final Closing Working Capital, and to the extent directly related thereto, and
(y) insurance payments actually received in connection therewith, less costs of collection), based upon, arising out of, or resulting from, any of the following:

                    (a)   any breach by Merck of any of the
representations or warranties made by Merck in this Agreement;

                    (b) any failure by Merck to perform any of its covenants or agreements contained in this Agreement;

                    (c)   the failure by Merck to pay, perform or
discharge when due any of the Retained Liabilities;

                    (d) any liability incurred by Buyer with respect to the assumption of the collective bargaining agreements listed in Section 2.02(a)(vii) other than in accordance with the terms of such agreements;

                    (e)   any liability with respect to any
Environmental Matter described in Section 12.07 to the extent provided in Section 12.07;

                    (f) any liability or obligation relating to the operation and ownership of the Kelco Business prior to the Closing, unless otherwise specifically assumed by Buyer pursuant to this Agreement; or

                    (g) any liability or obligation relating to any employee pension benefit plan (as defined in Section 10.01(b) hereof) (including any multiemployer pension plan (as defined in Section 3(37) of ERISA) which arises solely by reason of the Subsidiaries or the Kelco Business being a member of the controlled group of companies (as defined in Section 414 of the Code) that includes any of Sellers.

          12.03.   Indemnification by Buyer.  Subject to
                   ------------------------
Section 12.05, Buyer shall indemnify and hold harmless Merck, its Affiliates, their respective officers, directors, employees and agents from and against any and all Losses (net of any tax benefits and insurance payments actually received in connection therewith, less costs of collection) based upon or resulting from any of the following:

                    (a)   any breach by Buyer of any of the
representations or warranties made by Buyer in this Agreement;

                    (b) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

                    (c)   the failure by Buyer to pay, perform or
discharge when due any of the Assumed Liabilities; or

                    (d) any liability or obligation relating to the operation and ownership of the Kelco Business after the Closing, unless otherwise specifically assumed by Merck or its Affiliates pursuant to this Agreement.

          12.04.   Claims.  When a party seeking indemnification
                   ------
under Sections 12.02 or 12.03 (the "Indemnified Party") receives notice of any claims made by third parties (individually, a
"Third Party Claim" and collectively, "Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the
                   --------  -------
Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been prejudiced thereby. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such
Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and
expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying
         --------  -------
Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense other than reasonable costs of investigation. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying
Party without the Indemnified Party's prior written consent
(which consent shall not be unreasonably withheld), unless the sole relief is monetary damages that are paid in full by the Indemnifying Party. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claim within thirty (30) days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claim. If the Indemnifying Party does not, within thirty (30) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 12.04, it may do so in such reasonable manner as it may deem appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted was equitable relief for which it would have no liability or to which it would not be subject.

                    (b) Notwithstanding the foregoing, with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if the name parties to any such Third Party Claim include both the Indemnified Party and Indemnifying Party and it is reasonably determined that differing defenses are available to the Indemnified Party and the Indemnifying Party, or there are other conflicts that in either case make it reasonable for separate counsel to represent the Indemnified Party and the Indemnifying Party.

          12.05.   Limitations on Indemnification.  (a)  The
                   ------------------------------
provisions for indemnity under Sections 12.02(a) and 12.03(a), as the case may be, shall be effective only when the aggregate amount of all Losses for which indemnification is sought from Seller or Buyer, under Sections 12.02(a) or 12.03(a), respectively, exceeds $10,000,000, in which case the Indemnified Party shall be entitled to indemnification of the Indemnified Party's Losses in excess thereof. The indemnification obligations of Merck or Buyer pursuant to Sections 12.02(a) or 12.03(a), as the case may be, shall be effective only until the dollar amount paid by the Indemnifying Party in respect of the Losses indemnified against under such Sections aggregates to an amount equal to the Purchase Price.

                    (b) An Indemnifying Party shall not be liable for any individual claim under Sections 12.02(a) or 12.03(a) that does not exceed $25,000.

                    (c) The provisions of this Article 12 shall not apply to Losses indemnified pursuant to Section 7.05 (except as provided in Section 12.01) but shall apply to other Losses with respect to Taxes.

                    (d) Each of the parties hereto acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the breach of representations and warranties contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, each of the parties hereto hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the other party or their respective officers, directors, employees, agents, representatives and Affiliates relating to the breach of representations and warranties contained in this Agreement.

                    (e)   The Indemnified Party shall take all
reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

          12.06.   Tax Benefits and Costs.  (a)  Any
                   ----------------------
indemnification payment hereunder shall not be reduced for tax benefits except as provided in this Section 12.06. The Indemnified Party shall pay to the Indemnifying Party the amount of any Tax Benefits attributable to the indemnified Loss when and to the extent that such Tax Benefits are actually realized by the Indemnified Party and its Affiliates, determined by comparing the Indemnified Party's liability for Taxes taking into account the Loss with the Indemnified Party's liability for Taxes determined by excluding the Loss.

                    (b) Any indemnification payment hereunder shall be treated as an adjustment to the Purchase Price. The
Indemnifying Party shall indemnify the Indemnified Party against any Loss due to any Taxes imposed with respect to the indemnification payments (including any payment with respect to this sentence).

          12.07.   Environmental Matters.  (a)  For the purposes
                   ---------------------
of this Section 12.07, "Environmental Matters Previously Disclosed To Buyer" shall mean all facts, events, conditions, matters and issues which are not materially different from any of the facts, events, conditions, matters and issues identified on the Disclosure Schedule or in any document listed on the Disclosure Schedule. "Environmental Matters Not Previously Disclosed To Buyer" shall mean Environmental Matters other than Environmental Matters Previously Disclosed To Buyer. "Shared Environmental Costs" shall mean Losses, subject to Section 12.07(c), arising from any Environmental Matter Not Previously Disclosed To Buyer revealed in the Environmental Assessment that violated any Environmental Law or Environmental Permit in effect as of the Closing Date.

                    (b) On or before the thirtieth day following the Closing Date, Buyer shall select reputable consultant(s) (subject to the approval of Merck, which approval shall not be unreasonably withheld) to conduct at Buyer's sole expense an environmental assessment of Environmental Matters related to the Kelco Business (the "Environmental Assessment"). The
Environmental Assessment shall include at Buyer's election such sampling, research and analysis (including as many phases of analysis) as is required, in the judgment of such consultant(s), to reveal the environmental condition of the Kelco Business as of the Closing Date to the extent not previously disclosed. The Environmental Assessment shall be completed as soon as practicable, but in no event later than 13 months following the Closing Date. Promptly (but in no event more than 60 days) after completion of the Environmental Assessment, Buyer shall present to Merck (i) the Environmental Assessment and (ii) a list describing with specificity Environmental Matters Not Previously Disclosed To Buyer, if any, which list shall be final and binding on Buyer.

                    (c) Buyer, in consultation and cooperation with Merck, shall have the right to plan and implement in a commercially reasonable manner any actions required to remediate
Environmental Matters Not Previously Disclosed To Buyer

("Remedial Actions").  Merck's obligations under this Section
12.07 shall be limited to Shared Environmental Costs.

                    (d) Shared Environmental Costs arising from Environmental Matters Not Previously Disclosed to Buyer shall be borne as follows: (i) 50% by Merck and 50% by Buyer to the extent such Shared Environmental Costs do not exceed, in the aggregate, $10,000,000; (ii) 75% by Merck and 25% by Buyer to the extent such Shared Environmental Costs exceed, in the aggregate, $10,000,000 and do not exceed, in the aggregate, $25,000,000; and
(iii) 100% by Merck to the extent such Shared Environmental Costs exceed $25,000,000. Notwithstanding anything to the contrary in this Agreement, (A) Merck's obligations under this Section 12.07 shall cease, and Merck shall have no obligation for any Shared Environmental Costs, on or after the tenth anniversary of the Closing Date, except for Shared Environmental Costs with respect to any Environmental Matter Not Previously Disclosed To Buyer for which a Remedial Action has commenced on or prior to the tenth anniversary of the Closing Date, and (B) except as set forth in
Section 2.02(d)(viii), Merck shall have no obligations with respect to any Losses or costs of any nature whatsoever based upon, arising out of or resulting from any Environmental Matter Previously Disclosed To Buyer. Buyer's portion of any Shared Environmental Costs shall not count as Losses for purposes of
Section 12.05 hereof.

                    (e) In the event of a disagreement between Buyer and Merck regarding the need for or the scope, timing or conduct of any Remedial Action, Buyer and Merck will each in good faith attempt to resolve any disagreements on a reasonable basis; any unresolved disagreement shall promptly be referred to an independent consultant having expertise in the matter at issue, mutually acceptable to the parties (or if the parties cannot agree, the parties shall each select a consultant having expertise in the matter at issue, and such consultants shall together select a third consultant having expertise in the matter at issue who shall be independent from each of the parties and whose fees and expenses shall be paid equally by the parties), who shall evaluate the facts and circumstances at issue and shall recommend a course of action which the independent consultant believes in his good faith judgment should be taken (but shall not itself perform such course of action). Such recommendation shall be final and binding upon the parties.

                              ARTICLE XIII

                             MISCELLANEOUS
                             -------------

          13.01.   Interpretive Provisions.  For purposes of this
                   -----------------------
Agreement, the Subsidiaries shall be deemed to be Affiliates of Merck prior to the Closing and Affiliates of Buyer after the Closing.

          13.02.   Entire Agreement.  This Agreement (including
                   ----------------
the Disclosure Schedules and all Exhibits and Annexes hereto) and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof.
Matters disclosed by Merck to Buyer pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

          13.03.   Successors and Assigns.  The terms and
                   ----------------------
conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be
        --------  -------
assigned by either party without the prior written consent of the other party, except that Buyer may, at its election, (i) assign this Agreement, in whole or in part, to Monsanto Company, a Delaware corporation, or any of its Affiliates so long as such assignment does not have any adverse consequences to Merck or any of their Affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby) and (ii) assign its rights under the Agreement after the Closing to any party that acquires all or substantially all of the Kelco Business, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve either party of its obligations under this Agreement.

          13.04.   Headings.  The headings of the Articles,
                   --------
Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          13.05.   Modification and Waiver.  No amendment,
                   -----------------------
modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          13.06.   Bulk Transfer Laws.  Buyer hereby waives
                   ------------------
compliance by Sellers with the provisions of any so-called bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby. Sellers shall indemnify Buyer against any Losses incurred by Buyer as a result of the failure to comply with such bulk sales laws.

          13.07.   Expenses.  Except as otherwise provided
                   --------
herein, Merck and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

          13.08.   Third Party Beneficiaries.  Nothing in this
                   -------------------------
Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          13.09.   Notices.  Any notice, request, instruction or
                   -------
other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications or by overnight courier, if to Merck, to:

                   Merck & Co., Inc.
                   One Merck Drive
                   P. O. Box 100
                   Whitehouse Station, NJ  08889-0100
                   Attention:  General Counsel
                   Telecopy:  (908) 735-1244

             if to Buyer, to:

                   The NutraSweet Company
                   Box 730
                   1751 Lake Cook Road
                   Deerfield, IL  60015-5239
                   Attention:  General Counsel
                   Telecopy:  (708) 405-7845

             with a copy to:

                   Monsanto Company
                   800 North Lindbergh Boulevard
                   St. Louis, MO  63167
                   Attention:  General Counsel
                   Telecopy:  (314) 694-2920

or at such other address for a party as shall be specified by like notice. The date of giving any such notice shall be the date of hand delivery, the date sent by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, or the day after delivery to the overnight courier service.

          13.10.   Governing Law.  This Agreement shall be
                   -------------
construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction exclusively in the courts of (i) the State of New York and of the United States, or (ii) the State of Illinois and the United States in the former case located in County of New York, and in the latter case located in Cook County, Illinois for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13.09 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, the State of Illinois or the United States, in each case located in Cook County or County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

          13.11.   Public Announcements.  Neither Merck nor Buyer
                   --------------------
shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by applicable law or by the rules, regulations or practices of the Securities and Exchange Commission or the New York Stock Exchange. If a public statement is required to be made pursuant to the foregoing sentence, the parties shall consult with each other, to the extent reasonably practicable in advance as to the contents and timing thereof.

          13.12.   Counterparts.   This Agreement may be executed
                   ------------
in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

             IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                  MERCK & CO., INC.


                                  By: /s/ Judy C. Lewent
                                     -------------------------------
                                        Name:   Judy C. Lewent
                                        Title:  Senior Vice President and
                                                Chief Financial Officer




                                  THE NUTRASWEET COMPANY


                                  By: /s/ Nick E. Rosa
                                     -------------------------------
                                        Name:   Nick E. Rosa
                                        Title:  Executive Vice President

A list briefly identifying the contents of all omitted schedules and exhibits to the Agreement of Purchase and Sale dated as of December 20, 1994, by and between Merck & Co., Inc., and The NutraSweet Company
(the "Agreement") appears in the Table of Contents to the Agreement. Monsanto Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.